As filed with the Securities and Exchange Commission on April 27, 2004
Registration No. 333-112429

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

O’Charley’s Inc.

(Exact name of registrant as specified in its charter)

Tennessee	5812	62-1192475
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

A. Chad Fitzhugh

O’Charley’s Inc.
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

J. Page Davidson

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

AIR TRAVEL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	4812	62-1478822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

DFI, INC.

(Exact name of registrant as specified in its charter)

Tennessee	3119	62-1720174
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

O’CHARLEY’S FINANCE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Tennessee	5511	74-2997021
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

O’CHARLEY’S MANAGEMENT COMPANY, INC.

(Exact name of registrant as specified in its charter)

Tennessee	5511	62-1720173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

O’CHARLEY’S RESTAURANT PROPERTIES, LLC

(Exact name of registrant as specified in its charter)

Delaware	7221	62-1720172
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

O’CHARLEY’S SERVICE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Tennessee	5511	62-1795132
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

O’CHARLEY’S SPORTS BAR, INC.

(Exact name of registrant as specified in its charter)

Alabama	7221	72-1368015
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Southgate Drive

Pelham, Alabama 35124
(205) 987-5044
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

OCI, INC.

(Exact name of registrant as specified in its charter)

Delaware	5511	51-0367532
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Delaware Avenue, 9th Floor

Wilmington, Delaware 19801
(302) 552-3103
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

OPI, INC.

(Exact name of registrant as specified in its charter)

Colorado	5419	74-3021441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

99 COMMISSARY, LLC

(Exact name of registrant as specified in its charter)

Delaware	3119	48-1289672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

99 RESTAURANTS, LLC

(Exact name of registrant as specified in its charter)

Delaware	7221	82-0573653
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

99 RESTAURANTS OF BOSTON, LLC

(Exact name of registrant as specified in its charter)

Delaware	7221	82-0573657
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

99 RESTAURANTS OF MASSACHUSETTS, A MASSACHUSETTS BUSINESS TRUST

(Exact name of registrant as specified in its charter)

Massachusetts	5511	82-0573656
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
160 Olympia Avenue
Woburn, Massachusetts 01801
(781) 932-5124
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

99 RESTAURANTS OF VERMONT, LLC

(Exact name of registrant as specified in its charter)

Vermont	7221	82-0573655
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

99 WEST, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	7221	04-2580280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
160 Olympia Avenue
Woburn, Massachusetts 01801
(781) 932-5124
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

STONEY RIVER MANAGEMENT COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	5511	74-2990687
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

STONEY RIVER, LLC
(Exact name of registrant as specified in its charter)

Delaware	5511	30-0141495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

STONEY RIVER LEGENDARY MANAGEMENT, L.P.

(Exact name of registrant as specified in its charter)

Georgia	7221	36-4370600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

The information in this prospectus is not complete and may be changed. We may not exchange for these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2004

PROSPECTUS

O’Charley’s Inc.
Offer to Exchange
up to $125,000,000 of
9% Senior Subordinated Notes due 2013
for
up to $125,000,000 of
9% Senior Subordinated Notes due 2013
that have been registered under
the Securities Act of 1933

Terms of the new 9% senior subordinated notes offered in the exchange offer:

•	The terms of the new notes are identical to the terms of the outstanding notes, except that the new notes have been registered under the Securities Act of 1933 and will not contain restrictions on transfer or registration rights.

•	The new notes will be subordinated to all of our existing and future senior debt and will rank equally with any future senior subordinated debt. Assuming the exchange offer had been completed on December 28, 2003, the new notes would have been subordinated to approximately $84.6 million of our senior indebtedness.

Terms of the exchange offer:

•	We are offering to exchange up to $125,000,000 of our outstanding 9% senior subordinated notes due 2013 for new notes with materially identical terms that have been registered under the Securities Act and are generally freely tradable.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., Eastern time, on , 2004, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for outstanding notes should not be a taxable event for U.S. federal income tax purposes.

      Broker-dealers that acquired outstanding notes from us in the offering of the outstanding notes are not eligible to participate in the exchange offer with respect to such outstanding notes. Each broker-dealer registered as such under the Securities Exchange Act of 1934 that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date of the exchange offer, or such shorter period as will terminate when all new notes held by broker-dealers that receive new notes for their own account or initial purchasers of the outstanding securities have been sold pursuant to this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any resale of new notes received by a broker-dealer for its own account. See “Plan of Distribution.”

       You should carefully consider the Risk Factors beginning on page 11 of this prospectus before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

, 2004

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
PLAN OF DISTRIBUTION
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF INFORMATION BY REFERENCE
EX-12 STATEMENT REGARDING COMPUTATION OF RATIOS
EX-23.1 CONSENT OF KPMG LLP
EX-23.2 CONSENT OF KMPG LLP

      You should rely only on the information contained in or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference.” This information, excluding exhibits to the information unless the exhibits are specifically incorporated by reference into the information, is available without charge to any holder or beneficial owner of outstanding notes upon written or oral request to O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: R. Jeffrey Williams, Corporate Controller, Telephone (615) 256-8500. To obtain timely delivery of this information, you must request this information no later than five business days before the expiration of the exchange offer. Therefore, you must request information on or before                     , 2004.

i

PROSPECTUS SUMMARY

      This summary highlights selected information about O’Charley’s Inc. and the exchange offer. It may not contain all the information that may be important to you. You should read this entire prospectus, the documents incorporated by reference into this prospectus, and the documents to which we have referred you before making an investment decision. This prospectus contains or incorporates by reference certain forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Market Data.” In addition, you should carefully consider the information set forth under “Risk Factors” in this prospectus.

      Unless otherwise expressly indicated or the context otherwise indicates, references to “the company,” “we,” “us,” and “our” refer to O’Charley’s Inc. and its consolidated subsidiaries, references to “O’Charley’s” refer to our O’Charley’s restaurants and concept, references to “Ninety Nine” refer to our Ninety Nine Restaurant and Pub restaurants and concept, and references to “Stoney River” refer to our Stoney River Legendary Steaks restaurants and concept. References to “same restaurant sales” include the sales of only those restaurants open for at least 78 weeks. References to the “notes” in this prospectus refer collectively to the outstanding notes and the new notes.

      We use a 52/53 week fiscal year ending on the last Sunday in December of each year. References in this prospectus to the years or fiscal years 1999, 2000, 2001, 2002 and 2003 mean our fiscal years ended December 26, 1999, December 31, 2000, December 30, 2001, December 29, 2002 and December 28, 2003, respectively, unless otherwise expressly stated or the context otherwise requires. Each of the fiscal years from 1999 through 2003 had 52 weeks, except 2000, which had 53 weeks. References in this prospectus to the fourth quarters of 2002 and 2003 mean our fiscal quarters ended December 29, 2002 and December 28, 2003, respectively. For accounting purposes, our first quarter consists of 16 weeks and our second, third and fourth quarters each consist of 12 weeks.

Our Company

      We are a leading casual dining restaurant company headquartered in Nashville, Tennessee. We own and operate three restaurant concepts under the “O’Charley’s,” “Ninety Nine Restaurant and Pub” and “Stoney River Legendary Steaks” tradenames. Our two primary concepts, O’Charley’s and Ninety Nine, are leading casual dining concepts in their respective operating markets. At December 28, 2003, we operated 206 O’Charley’s restaurants in 16 states in the Southeast and Midwest regions, 87 Ninety Nine restaurants in seven Northeastern states, and six Stoney River restaurants in the Southeast and Midwest.

Our Restaurant Concepts

O’Charley’s

      We acquired the original O’Charley’s restaurant in Nashville, Tennessee in May 1984. O’Charley’s is a casual dining restaurant concept whose strategy is to differentiate its restaurants by serving high-quality, freshly prepared food at moderate prices and with attentive customer service. O’Charley’s restaurants are intended to appeal to a broad spectrum of customers from a diverse income base, including mainstream casual dining customers, as well as upscale casual dining and value oriented customers.

      The O’Charley’s menu is mainstream, but innovative and distinctive in taste. The O’Charley’s menu features approximately 55 items including USDA Choice hand-cut and aged steaks, baby-back ribs basted with our own tangy BBQ sauce, a variety of seafood, fresh-cut salads with special recipe salad dressings and O’Charley’s signature caramel pie. All entrees are cooked to order and feature a selection of side items in addition to our hot, freshly-baked yeast rolls. We believe the large number of freshly prepared items on the O’Charley’s menu helps differentiate our O’Charley’s concept from other casual dining restaurants.

      O’Charley’s restaurants are open seven days a week and serve lunch, dinner and Sunday brunch and offer full bar service. Specialty menu items include “limited-time” promotions, O’Charley’s Lunch Club, special selections, a special kids menu and a “kids eat free” program in selected markets. We are continually developing new menu items for our O’Charley’s restaurants to respond to changing customer tastes and preferences. Lunch entrees range in price from $5.99 to $9.99, with dinner entrees ranging from $6.99 to $16.99. In 2003, the average check per customer, including beverages, was $11.60.

      We seek to create a casual, neighborhood atmosphere in our O’Charley’s restaurants through an open layout and exposed kitchen and by tailoring the decor of our restaurants to the local community. The exterior typically features bright red and green neon borders, multi-colored awnings and attractive landscaping. The interior typically is open, casual and well lighted and features warm woods, exposed brick, color prints and hand-painted murals depicting local history, people, places and events. The prototypical O’Charley’s restaurant is a free-standing building ranging in size from approximately 6,400 to 6,800 square feet with seating for approximately 275 customers, including approximately 60 bar seats. We periodically update the interior and exterior of our restaurants to reflect refinements in the concept and respond to changes in customer tastes and preferences.

Ninety Nine Restaurant and Pub

      In January 2003, we acquired Ninety Nine Restaurant and Pub, a Woburn, Massachusetts based casual dining concept that began in 1952 with its initial location at 99 State Street in downtown Boston. Ninety Nine restaurants are casual dining restaurants that we believe have earned a reputation for providing generous portions of high-quality food at moderate prices combined with attentive service. Ninety Nine restaurants are intended to appeal to mainstream casual dining and value oriented customers.

      The Ninety Nine menu features approximately 75 items, including a wide selection of appetizers, soups, salads, sandwiches, burgers, beef, chicken and seafood entrees and desserts. Ninety Nine restaurants offer full bar service, including a wide selection of imported and domestic beers, wine and specialty drinks. Ninety Nine restaurants are open seven days a week and serve lunch and dinner. Lunch entrees range in price from $5.99 to $14.99, with dinner entrees ranging from $6.69 to $14.99. In 2003, the average check per customer, including beverages, was $13.78.

      Ninety Nine restaurants seek to provide a warm and friendly neighborhood pub atmosphere. Signature elements of the prototypical Ninety Nine restaurant include an open view kitchen, booth seating, walls decorated with local community memorabilia and a centrally located rectangular bar. The prototypical Ninety Nine restaurant is a free-standing building of approximately 5,800 square feet in size with seating for approximately 190 customers, including approximately 30 bar seats. Ninety Nine has grown through remodeling traditional and non-traditional restaurant locations as well as through developing new restaurants in the style of its prototype restaurant.

Stoney River Legendary Steaks

      We acquired Stoney River in May 2000. Stoney River restaurants are upscale steakhouses that are intended to appeal to both upscale casual dining and fine dining customers by offering the high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices. Stoney River restaurants have an upscale “mountain lodge” design with a large stone fireplace, plush sofas and rich woods that is intended to make the interior of the restaurant inviting and comfortable. The Stoney River menu features seven offerings of premium Midwestern beef, fresh seafood and a variety of other gourmet entrees. An extensive assortment of freshly prepared salads and side dishes is available a la carte. The menu also includes several specialty appetizers and desserts. Stoney River restaurants offer full bar service, including an extensive selection of wines. The price range of entrees is $16.95 to $31.95. In 2003, the average check per customer, including beverages, was $37.42.

Industry Overview

      According to the National Restaurant Association, a restaurant industry trade association, the U.S. restaurant industry experienced its eleventh consecutive year of real sales growth in 2002, with total 2002 sales projected to have reached approximately $407.8 billion. According to the National Restaurant

Association, real sales, defined as sales as adjusted for inflation, for the U.S. restaurant industry as a whole grew by a projected 1.3% in 2002 compared to 2001, and were projected to grow 1.8% in 2003 compared to 2002. The National Restaurant Association has projected sales at full-service restaurants in the U.S. were $146.1 billion in 2002 and projected an increase of 4.8% to $153.2 billion in 2003. According to the National Restaurant Association, sales in the full-service segment of the U.S. restaurant industry are projected to have grown 4.1% in 2002 compared to 2001, outpacing total U.S. restaurant industry projected sales growth of 3.9% over the same period. Technomic, Inc., a consulting and research firm, forecasts sales at U.S. full-service restaurants to grow at a compound annual rate of 5.5% from 2002 through 2007, compared to forecasted compound annual growth rates of 4.5% for the limited-service segment of the U.S. restaurant industry and 5.0% for the total U.S. restaurant industry for the same period. According to Technomic, the varied menu category within the full-service restaurant segment of the U.S. restaurant industry, of which both O’Charley’s and Ninety Nine are a part, is projected to grow at an 8.5% compound annual growth rate from 2002 through 2007, the highest projected compound annual growth rate over that period of all menu categories, as defined by Technomic, of the U.S. restaurant industry.

      Within the consumer food industry, we believe that a shift has occurred from the consumption of “food-at-home” to the purchase of “food-away-from-home” driven by demographic, economic and lifestyle trends that benefit the restaurant industry. According to Technomic, from 1975 through 2002, consumer purchases of “food-at-home” in the U.S. grew at a compound annual rate of 4.8%, while consumer purchases of “food-away-from-home” in the U.S. grew at a compound annual rate of 6.7%. In addition, this data indicates that consumer purchases of “food-away-from-home” grew from approximately 37.2% of total consumer food spending in 1975 to approximately 49.4% in 2002. We believe this growth in purchases of “food-away-from-home” is attributable to, among other things, the rise in the number of women in the workplace and dual-income families, the aging of the U.S. population, and the increased demand for convenience. We believe these trends have contributed to the demand for casual dining.

Our Operating Strategy

      Protect the Distinctive Culture and Operating Principles of Each of Our Concepts. We believe our three restaurant concepts have distinctive cultures and operating principles that have made them successful. In order to preserve those distinctive cultures and principles, we have established separate, experienced management teams for each concept. The members of the senior management team of each concept have an average of at least 20 years in the restaurant industry. We operate our three concepts separately, but each concept is integrated with our home office for certain administrative and support functions, such as management information systems, procurement and other administrative services. We believe that having different management teams for each concept should enable us to successfully operate and expand each of our concepts by focusing on their distinctive strengths, while capitalizing on the operating strengths and efficiencies of a large, multi-concept company.

      Provide an Attractive Price-to-Value Relationship. We believe our O’Charley’s and Ninety Nine restaurants are recognized by consumers for offering an attractive value. In 2003, the average check per customer, including beverages, was $11.60 for O’Charley’s and $13.78 for Ninety Nine. At our O’Charley’s restaurants, we believe our high-quality, freshly prepared food appeals to a broad spectrum of customers from a diverse income base, including mainstream casual dining customers, as well as upscale casual dining and value oriented customers. The generous portions and quality of the food at our Ninety Nine restaurants are intended to appeal to casual dining customers and value oriented customers.

      Pursue Disciplined Growth Strategy. We intend to continue to develop new O’Charley’s restaurants in our target markets, primarily in the Southeast and Midwest, and new Ninety Nine restaurants in the Northeast. Our target markets for the O’Charley’s and Ninety Nine concepts include both metropolitan markets and smaller markets in close proximity to metropolitan markets where we have a significant presence. Our strategy is to cluster our new restaurants to enhance supervisory, marketing and distribution efficiencies. Prior to opening a new restaurant, we use cost, demographic and traffic data to analyze prospective restaurant sites. While we prefer to develop new O’Charley’s restaurants based on our prototype restaurants, we from time to time develop new restaurants in existing buildings. Historically,

Ninety Nine has opened a significant number of new restaurants by remodeling existing buildings. Our ability to remodel an existing building into an O’Charley’s or Ninety Nine restaurant can permit greater accessibility to quality sites in more developed markets.

      Leverage Our Commissary Operations. We operate an approximately 220,000 square foot commissary in Nashville, Tennessee through which we purchase and distribute a substantial majority of the food products and supplies for our O’Charley’s and Stoney River restaurants and manufacture certain O’Charley’s brand food products for our O’Charley’s restaurants and, to a lesser extent, for sale to other customers, including retail grocery chains, mass merchandisers and wholesale clubs. In addition, our Nashville commissary operates a USDA-approved and inspected facility at which we cut beef for our O’Charley’s and Stoney River restaurants and a production facility at which we manufacture the signature yeast rolls and salad dressings served in our O’Charley’s restaurants. We also operate a 20,000 square foot commissary and purchasing operation located in Woburn, Massachusetts through which we purchase and distribute a portion of the food products and supplies for our Ninety Nine restaurants, primarily “center of the plate” items including red meat, poultry and seafood. Our Woburn commissary operates a USDA-approved and inspected facility at which we cut beef for our Ninety Nine restaurants and a production facility at which we prepare the soups, sauces and marinades served in our Ninety Nine restaurants. We believe our commissaries enhance restaurant operations by helping to maintain consistent food quality, ensure reliable distribution services to our restaurants, simplify our restaurant managers’ food cost management responsibilities and reduce costs through purchasing volumes and operating efficiencies.

      Provide an Attractive Operating Environment for Our Employees. We believe that a well-trained, highly-motivated restaurant management team is critical to achieving our operating objectives. Our training and compensation systems are designed to create accountability at the restaurant management level for the performance of each restaurant. We invest significant resources to train, motivate and educate our restaurant level managers and hourly employees. To instill a sense of ownership, a portion of the compensation of our restaurant level managers is based upon restaurant operating results. Our focus on restaurant level operations is intended to create a “single store mentality” among our restaurant managers and provide an incentive for managers to improve sales and operating results.

      We are incorporated in Tennessee, and the address of our principal executive offices is 3038 Sidco Drive, Nashville, Tennessee 37204. Our telephone number is (615) 256-8500. Our corporate website address is www.ocharleys.com. Information contained on our website is not part of this prospectus.

The Exchange Offer

      On November 4, 2003, we completed a private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to deliver to you this prospectus.

Outstanding Notes	9% senior subordinated notes due 2013, which were issued on November 4, 2003.

New Notes	9% senior subordinated notes due 2013, which have been registered under the Securities Act.

Exchange Offer	We are offering to exchange new notes for outstanding notes. The exchange offer is not conditioned on a minimum aggregate principal amount of the outstanding notes being tendered.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern time, on , 2004, unless we decide to extend it.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to The Bank of New York, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

For more information on tendering your outstanding notes, see “The Exchange Offer — Terms of the Exchange Offer,” “— Procedures for Tendering” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date of the exchange offer. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., Eastern time, on the expiration date of the exchange offer.

Acceptance of Outstanding Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., Eastern time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you promptly after the expiration date and acceptance of the outstanding notes for exchange. See “The Exchange Offer — Terms of the Exchange Offer.”

Broker-Dealers	Each broker-dealer registered as such under the Exchange Act that receives new notes for its own account in exchange for outstanding notes, when such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See “Plan of Distribution.”

Fees and Expenses	We will bear all expenses related to the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer the outstanding notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of the new notes for the outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Reorganization Department. Eligible institutions may make requests by facsimile at (212) 298-1915.

Summary Description of the New Notes

      The new notes will be identical to the outstanding notes except that the new notes have been registered under the Securities Act and will not have restrictions on transfer or registration rights. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

      The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the new notes, see “Description of the Notes.”

Issuer	O’Charley’s Inc., a Tennessee corporation.

Notes Offered	$125,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2013.

Maturity Date	November 1, 2013.

Interest Payment Dates	May 1 and November 1 of each year, beginning May 1, 2004.

Guarantees	The new notes will be guaranteed, jointly and severally, on an unsecured, senior subordinated basis by certain of our current subsidiaries and by all of our future domestic subsidiaries, if any, that guarantee any indebtedness, as defined in the indenture governing the notes, of O’Charley’s Inc. We may designate one or more of our subsidiaries as an unrestricted subsidiary in accordance with the indenture governing the notes, in which case those subsidiaries will not guarantee the notes. We refer to the subsidiaries that guarantee the notes as subsidiary guarantors. We refer to the guarantees by the subsidiary guarantors as the guarantees. The guarantee of a subsidiary guarantor will be released under certain circumstances as described under “Description of the Notes — General — The Subsidiary Guarantees.”

Ranking	The new notes will be our unsecured, senior subordinated obligations and will rank junior in right of payment to all of our existing and future senior debt. The guarantee of the new notes by each subsidiary guarantor will be an unsecured, senior subordinated obligation of that subsidiary guarantor, and will rank junior in right of payment to all existing and future senior debt of that subsidiary guarantor. See “Description of the Notes — Subordination.”

The new notes will rank equally in right of payment with any of our future senior subordinated debt and the guarantee of each subsidiary guarantor will rank equally in right of payment with any future senior subordinated debt of that subsidiary guarantor. Neither we nor any of our subsidiary guarantors currently has any senior subordinated debt outstanding.

As of December 28, 2003, we and our subsidiaries had approximately $84.6 million of senior debt outstanding on a consolidated basis. Our credit facility permits us to borrow up to a total of $125.0 million through a revolving credit facility, all of which will be senior debt.

Optional Redemption	We may redeem some or all of the new notes at any time or from time to time on or after November 1, 2008, at redemption prices described in this prospectus in “Description of the Notes — Optional Redemption.” In addition, before November 1, 2006, we may redeem up to 35% of the original aggregate amount of the new notes at a redemption price equal to 109% of the principal amount of the new notes, plus accrued and unpaid interest, with the cash proceeds from certain kinds of equity offerings as described in this prospectus in “Description of the Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, as described in “Description of the Notes — Repurchase at the Option of Holders — Change of Control,” we must offer to repurchase the new notes at 101% of the principal amount of the new notes repurchased, plus accrued and unpaid interest to the date of repurchase.

Basic Covenants of the Indenture	The indenture governing the notes contains certain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries, as defined in the indenture governing the notes, to:

• incur additional debt or issue preferred stock;

• pay dividends or make other distributions on, redeem or repurchase capital stock;

• make investments or other restricted payments;

• restrict dividends or other payments from subsidiaries;

• enter into transactions with affiliates;

• engage in sale and lease-back transactions;

• sell, transfer or issue shares of capital stock of restricted subsidiaries;

• sell assets;

• create liens on assets; and

• effect a consolidation, liquidation or merger.

These covenants are subject to important exceptions and qualifications that are described in this prospectus in “Description of the Notes — Certain Covenants.”

Transfer Restrictions	The new notes have been registered under the Securities Act and generally will be freely transferable. We do not intend to list the new notes on any securities exchange or other trading market.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

Trading Market	There is no established trading market for the new notes.

Ratios of Earnings to Fixed Charges

      For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as net earnings before income taxes, plus fixed charges, less capitalized interest. Fixed charges are defined as interest expensed and capitalized, plus amortization of premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rent expense.

	Fiscal Years

	1999	2000	2001	2002	2003

Ratio of Earnings to Fixed Charges	4.9x	3.9x	3.7x	5.7x	2.4x

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The summary consolidated financial data presented below under the captions “Statement of Earnings Data” and “Balance Sheet Data” for, and as of the end of, each of the fiscal years in the three-year period ended December 28, 2003 are derived from our consolidated financial statements, which consolidated financial statements have been audited by KPMG LLP, independent auditors. The audit report covering the December 28, 2003 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets in 2002. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the consolidated financial statements of Ninety Nine Restaurant and Pub and the pro forma financial statements relating to our acquisition of Ninety Nine, including, in each case, the notes thereto, included elsewhere in this prospectus or in the documents incorporated by reference herein. All of the fiscal years shown below had 52 weeks.

	Fiscal Years

	2001	2002(1)	2003(2)

	(Dollars in thousands)
Statement of Earnings Data:
Revenues	$444,931	$499,912	$759,011
Costs of restaurant and commissary sales	347,667	385,137	616,151
Advertising, general and administrative expenses	29,979	37,677	53,493
Income from operations	33,698	46,497	46,670
Interest expense, net	6,610	5,556	14,153
Debt extinguishment charge	—	—	1,800
Other expense (income), net	189	(118)	(652)
Earnings before cumulative effect of change in accounting principle	17,552	26,791	21,273
Net earnings	17,552	20,668	21,273
Other Data:
Restaurants in operation at end of period:
O’Charley’s	161	182	206
Ninety Nine	—	—	87
Stoney River	3	6	6
Same restaurant sales increase (decrease) over prior period:(3)
O’Charley’s	1.9%	(0.1)%	(2.5)%
Ninety Nine	—	—	1.1%
Stoney River	(5.7)%	0.6%	1.6%
Balance Sheet Data (at end of period):
Cash and cash equivalents	$6,369	$8,311	$9,574
Working capital (deficit)(4)	(15,053)	(20,997)	(31,306)
Property and equipment, net	330,553	381,553	429,361
Total assets	383,430	428,791	620,235
Long-term debt, including current portion	89,306	98,181	165,164
Capitalized lease obligations, including current portion	32,623	33,921	44,465
Total shareholders’ equity	204,202	229,964	303,135

	Fiscal Years

	2001	2002(1)	2003(2)

	(Dollars in thousands)
Other Financial Data:
Depreciation and amortization	$22,135	$25,527	$36,360
EBITDA(5)	$55,644	$72,142	$81,882
Net cash provided by (used in):
Operating activities	$46,580	$64,641	$67,726
Investing activities	$(72,844)	$(68,524)	$(177,616)
Financing activities	$30,081	$5,825	$111,153
Capital expenditures	$73,467	$69,711	$67,598
Rent expense	$8,031	$8,406	$21,495

(1)	We incurred an after-tax charge of $6.1 million, which was recorded as a cumulative effect of a change in accounting principle, as of the beginning of 2002 associated with the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” The charge was related to the goodwill associated with the Stoney River acquisition in May 2000. See note 1 to our consolidated financial statements incorporated herein by reference for net earnings and earnings per share for fiscal 2001 as if SFAS No. 142 had been adopted at the beginning of fiscal 2001.

(2)	On January 27, 2003, we acquired Ninety Nine for $116.0 million in cash and 2,335,684 shares of our common stock. Accordingly, the results of operations of Ninety Nine are included in our consolidated results of operations only since January 27, 2003.

(3)	Same restaurant sales includes the sales of only those restaurants open for at least 78 weeks. We acquired Stoney River in May 2000, but did not begin reporting same restaurant sales for Stoney River until fiscal 2002.

(4)	Our working capital historically has had current liabilities in excess of current assets as a result of cash reinvestments in long-term assets, mostly property and equipment additions.

(5)	EBITDA represents earnings before cumulative effect of change in accounting principle before interest expense, income taxes, and depreciation and amortization. EBITDA is presented because we believe that it is a useful indicator of our liquidity. EBITDA, subject to certain adjustments, is also used as a measure in certain financial covenants in our credit facility and is used by management and investors to ascertain compliance with these covenants. EBITDA should not be considered as a measure of liquidity under accounting principles generally accepted in the United States of America, and the items excluded from EBITDA are significant components in understanding and assessing liquidity. EBITDA should not be considered in isolation or as an alternative to cash flows generated by operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of liquidity. EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table reconciles EBITDA, as presented above, to cash flows provided by operating activities as reflected in our consolidated statements of cash flows:

	Fiscal Years

	2001	2002	2003

	(In thousands)
Cash flows provided by operating activities	$46,580	$64,641	$67,726
Add:
Changes in working capital items excluding changes in accrued current income taxes and accrued interest	9,064	7,501	14,156

EBITDA	$55,644	$72,142	$81,882

RISK FACTORS

      You should carefully consider the factors described and referred to below in addition to the other information set forth in this prospectus and the documents incorporated by reference into this prospectus before deciding whether to participate in the exchange offer. The risks and uncertainties described below and in the documents incorporated by reference into this prospectus are not the only ones facing us. Additional risks and uncertainties may also materially and adversely affect our business operations.

Risks Related to Our Business

Changing consumer preferences and discretionary spending patterns could force us to modify our concepts and menus and could result in a reduction in our revenues.

      Our O’Charley’s and Ninety Nine restaurants are casual dining restaurants that feature menus intended to appeal to a broad spectrum of customers. Our Stoney River restaurants are upscale steakhouses that feature steaks, fresh seafood and other gourmet entrees. Our continued success depends, in part, upon the popularity of these foods and these styles of dining. Shifts in consumer preferences away from this cuisine or dining style could materially adversely affect our future operating results. The restaurant industry is characterized by the continual introduction of new concepts and is subject to rapidly changing consumer preferences, tastes and eating and purchasing habits. Our success will depend in part on our ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits, as well as other factors affecting the restaurant industry, including new market entrants and demographic changes. We may be forced to make changes in our concepts and menus in order to respond to changes in consumer tastes or dining patterns. If we change a restaurant concept or menu, we may lose customers who do not prefer the new concept or menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make the restaurant profitable. In addition, consumer preferences could be affected by health concerns about the consumption of beef, the primary item on our Stoney River menu, or by specific events such as E. coli food poisoning or outbreaks of bovine spongiform encephalopathy (mad cow disease) or other diseases.

      Our success is also dependent to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose practical limits on pricing, either of which could harm our results of operations.

Same restaurant sales at our O’Charley’s restaurants have declined, and initiatives we have implemented at our O’Charley’s restaurants to improve our same restaurant sales have resulted in increased costs and could continue to adversely affect our results of operations.

      Through the end of 2003, we experienced decreases in our same restaurant sales at our O’Charley’s restaurants during six of the previous seven fiscal quarters. During the third quarter of 2003, we introduced a number of business initiatives, including changes to our menu, designed to increase our customer traffic. These initiatives have resulted in increases in our customer traffic, but have also resulted in a lower average check due to the introduction of a number of promotional items, resulting in continued decreases in same restaurant sales at our O’Charley’s restaurants. These initiatives have also resulted in increased costs. There can be no assurance that these initiatives will result in increased revenues or same restaurant sales at our O’Charley’s restaurants and, as a result, such initiatives may continue to adversely affect our results of operations in future periods. Likewise, we cannot assure you that same restaurant sales at our O’Charley’s restaurants will not continue to decline.

An outbreak of Hepatitis A affecting customers and employees of a Knoxville, Tennessee O’Charley’s restaurant has adversely affected our customer traffic, negatively impacted our results of operations and resulted in litigation against us, and we may be further impacted by another outbreak of Hepatitis A linked to restaurants in Georgia, including two O’Charley’s restaurants.

      In September 2003, we became aware that customers and employees at one of our O’Charley’s restaurants located in Knoxville, Tennessee were exposed to the Hepatitis A virus, which has resulted in a number of our employees and customers becoming infected. Hepatitis A is a viral infection spread primarily through contaminated food and water. The negative publicity surrounding this incident has significantly reduced customer traffic at our nine O’Charley’s restaurants in the Knoxville market and to a lesser extent in other markets. We are aware of 81 individuals who have contracted the Hepatitis A virus in the Knoxville area, most of whom have been linked to our Knoxville restaurant during the time of the outbreak. As of the date of this prospectus, we are also aware of 34 lawsuits that have been filed against us to date alleging injuries or fear of injuries from the Hepatitis A incident, some of which claim substantial damages, including treble damages under Tennessee consumer protection laws and punitive damages, and some of which seek to be certified as class actions. One of the lawsuits was filed by an individual who contracted the Hepatitis A virus and died following the filing of his lawsuit, and his lawsuit has been amended to allege wrongful death. Other plaintiffs have alleged significant health concerns, including ailments requiring hospitalization. We anticipate that additional lawsuits will be filed against us relating to this incident.

      We are also aware of an outbreak of Hepatitis A linked to numerous independent restaurants and restaurant chains located in Georgia, including two of our O’Charley’s restaurants. We have received the preliminary report of the Georgia Division of Public Health indicating that ten persons who contracted the Hepatitis A virus in Georgia stated that they had eaten at the Centerville, Georgia or the Macon, Georgia O’Charley’s restaurant.

      We are not able to predict the extent to which the negative publicity surrounding these incidents will continue to adversely affect our customer traffic, or the outcome of the litigation that has been filed against us or that may be filed against us in the future relating to these incidents or the amounts that we may be required to pay to settle that litigation or to satisfy any adverse judgments that may be rendered against us. We have liability and loss of income insurance; however, we cannot assure you that our insurance carriers will reimburse us for any loss, liability or loss of income we suffer in connection with this incident or that our insurance coverage will be sufficient to cover any loss, liability or loss of income. If we suffer losses, liabilities or loss of income in excess of our insurance coverage or if our insurance does not cover those losses, liabilities or loss of income, there could be a material adverse effect on our results of operations or financial condition. The reduction in our customer traffic as a result of the Knoxville incident adversely affected our results of operations for the period of time following the September 2003 exposure and is continuing to adversely affect our results of operations.

Our continued growth depends on our ability to open new restaurants and operate our new restaurants profitably, which in turn depends upon our continued access to capital.

      A significant portion of our historical growth has been due to opening new restaurants. We opened 24 new O’Charley’s restaurants and three new Stoney River restaurants in 2002. We opened 26 new O’Charley’s restaurants, closed two O’Charley’s restaurants, opened ten new Ninety Nine restaurants and closed one Ninety Nine restaurant in 2003. Our ability to open new restaurants will depend on a number of factors, such as:

•	the selection and availability of quality restaurant sites;

•	our ability to negotiate acceptable lease or purchase terms;

•	our ability to hire, train and retain the skilled management and other personnel necessary to open, manage and operate new restaurants;

•	our ability to secure the governmental permits and approvals required to open new restaurants;

•	our ability to manage the amount of time and money required to build and open new restaurants, including the possibility that adverse weather conditions may delay construction and the opening of new restaurants; and

•	the availability of adequate financing.

      Many of these factors are beyond our control. In addition, we have historically generated insufficient cash flow from operations to fund our working capital and capital expenditures and, accordingly, our ability to open new restaurants and our ability to grow, as well as our ability to meet other anticipated capital needs, is dependent on our continued access to external financing, including borrowings under our credit facility and financing obtained in the capital markets. Our ability to make borrowings under our credit facility will require, among other things, that we comply with certain financial and other covenants, and we cannot assure you that we will be able to do so. Accordingly, we cannot assure you that we will be successful in opening new restaurants in accordance with our current plans or otherwise. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those of our existing restaurants, or that the new restaurants will be operated profitably. In May 2000, we acquired Stoney River, including two Stoney River restaurants in suburban Atlanta. We currently operate six Stoney River restaurants. On January 27, 2003, we acquired Ninety Nine, and as of December 28, 2003, we operated 87 Ninety Nine restaurants.

We may not be able to successfully integrate the operations of Ninety Nine Restaurant and Pub, which could adversely affect our business, financial condition and results of operations.

      On January 27, 2003, we acquired Ninety Nine Restaurant and Pub, a casual dining restaurant company with 78 restaurant locations in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. The acquisition of Ninety Nine was substantially larger than any acquisition we have previously completed, and our management team does not have significant experience integrating the operations of acquired businesses. In addition, our Ninety Nine restaurants are located in markets in which we have not historically operated. Achieving the expected benefits of the Ninety Nine acquisition will depend in large part on our completion of the integration of Ninety Nine’s operations and personnel in a timely and efficient manner. The challenges involved in this integration include the following:

•	persuading employees of Ninety Nine that we will maintain Ninety Nine’s distinctive business culture and employee morale;

•	retaining the senior management team of Ninety Nine, several of whom received significant payments in connection with the acquisition;

•	maintaining a workforce over expanded geographic locations; and

•	consolidating certain corporate, commissary, information technology, accounting and administrative infrastructures.

      If we cannot overcome the challenges we face in completing the integration of Ninety Nine, our ability to effectively and profitably manage Ninety Nine’s business could suffer. We cannot assure you that our Ninety Nine restaurants will generate revenues or profit margins consistent with prior years or that these restaurants will not operate at a loss. Moreover, the integration process itself may be disruptive to our business, as it will divert the attention of management from its normal operational responsibilities and duties. We cannot offer any assurance that we will be able to successfully integrate Ninety Nine’s operations or personnel or realize the anticipated benefits of the acquisition. Our failure to successfully complete the integration of Ninety Nine could harm our business, financial condition and results of operations.

Our growth may strain our management and infrastructure, which could slow our development of new restaurants and adversely affect our ability to manage existing restaurants.

      Our growth has placed significant demands upon our management. We also face the risk that our existing systems and procedures, restaurant management systems, financial controls and information systems will be inadequate to support our planned growth. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned growth will impose on management and these systems and controls. In May 2000, we acquired Stoney River and, in January 2003, we acquired Ninety Nine. The development of the Stoney River concept and the integration and operation of the Ninety Nine concept will continue to place significant demands on our management. These demands on our management and systems could also adversely affect our ability to manage our existing restaurants. If our management is unable to meet these demands or if we fail to continue to improve our information systems and financial controls or to manage other factors necessary for us to achieve our growth objectives, our operating results or cash flows could be materially adversely affected.

Unanticipated expenses and market acceptance could affect the results of restaurants we open in new and existing markets.

      As part of our growth plans, we may open new restaurants in areas in which we have little or no operating experience and in which potential customers may not be familiar with our restaurants. As a result, we may have to incur costs related to the opening, operation, supervision and promotion of those new restaurants that are substantially greater than those incurred in other areas. Even though we may incur substantial additional costs with these new restaurants, they may attract fewer customers than our more established restaurants in existing markets. As a result, the results of operations at new restaurants may be inferior to those of our existing restaurants. The new restaurants may even operate at a loss.

      Another part of our growth plan is to open restaurants in markets in which we already have existing restaurants. We may be unable to attract enough customers to the new restaurants for them to operate at a profit. Even if we are able to attract enough customers to the new restaurants to operate them at a profit, those customers may be former customers of one of our existing restaurants in that market and the opening of a new restaurant in the existing market could reduce the revenue of our existing restaurants in that market.

We may experience higher operating costs, which would adversely affect our operating results, if we cannot increase menu prices to cover them.

      Our operating results are significantly dependent on our ability to anticipate and react to increases in food, labor, employee benefits and other costs. Various factors beyond our control, including adverse weather conditions, governmental regulation, production, availability, recalls of food products and seasonality may affect our food costs or cause a disruption in our supply chain. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could adversely affect our operating results. In addition, because the pricing strategy at our O’Charley’s and Ninety Nine restaurants is intended to provide an attractive price-to-value relationship, we may not be able to pass along price increases to our guests.

      We compete with other restaurants for experienced management personnel and hourly employees. Given the low unemployment rates in certain areas in which we operate, we will likely be required to continue to enhance our wage and benefits package in order to attract qualified management and other personnel. For example, in 2003 we began offering expanded medical benefits for our hourly employees at the O’Charley’s concept, which has increased our benefit costs. In addition, any increase in the federal minimum wage rate would likely cause an increase in our labor costs. We cannot assure you that we will be able to offset increased wage and benefit costs through our purchasing and hiring practices or menu price increases, particularly over the short term. As a result, increases in wages and benefits could have a material adverse effect on our business and could decrease the cash available to service our obligations, including the notes.

      We have completed a feasibility study on franchising our O’Charley’s restaurant concept and have begun marketing the franchise concept. During December 2003, we entered into an exclusive multi-unit development agreement with a third party franchisee to develop and operate up to 15 new O’Charley’s restaurants in Michigan. We intend to enter into additional development agreements to franchise our O’Charley’s restaurant concept. We will continue to experience expenditures and losses in implementing our franchising initiative until such time, if ever, that we generate sufficient franchising revenue to cover these expenditures.

We could face labor shortages that could adversely affect our results of operations.

      Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to continue our operations and to keep pace with our growth. Qualified individuals of the requisite caliber and quantity needed to fill these positions are in short supply. Given the low unemployment rates in certain areas in which we operate, we may have difficulty hiring and retaining qualified management and other personnel. Any inability to recruit and retain sufficient qualified individuals may adversely affect operating results at existing restaurants and delay the planned openings of new restaurants. Any delays in opening new restaurants or any material increases in employee turnover rates in existing restaurants could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, we have increased wages and benefits to attract a sufficient number of competent employees, resulting in higher labor costs.

Our restaurants are concentrated geographically; if any one of the regions in which our restaurants are located experiences an economic downturn, adverse weather or other material change, our business results may suffer.

      Our O’Charley’s restaurants are located predominately in the southeastern and midwestern United States. Our Ninety Nine restaurants are located in the northeastern United States. At December 28, 2003, we operated 36 of our 206 O’Charley’s restaurants in Tennessee and 56 of our 87 Ninety Nine restaurants in Massachusetts. As a result, our business and our financial or operating results may be materially adversely affected by adverse economic, weather or business conditions in these markets, as well as in other geographic regions in which we locate restaurants.

Our future performance depends on our senior management who are experienced in restaurant management and who could not easily be replaced with executives of equal experience and capabilities.

      We depend significantly on the services of Gregory L. Burns, our Chief Executive Officer, Steven J. Hislop, our President and Chief Operating Officer, and A. Chad Fitzhugh, our Chief Financial Officer. We also depend significantly on the services of each of our Concept Presidents, William E. Hall, Jr., our Concept President — O’Charley’s, Herman A. Moore, Jr., our President, Commissary Operations, and John R. Grady, our Concept President — Ninety Nine Restaurant and Pub. Charles F. Doe, Jr., who joined our company as Concept President — Ninety Nine Restaurant and Pub when we acquired Ninety Nine in January 2003, transitioned from concept president of Ninety Nine, responsible for oversight of day-to-day operations, to chairman of an advisory board at Ninety Nine, responsible for the strategic development of the Ninety Nine brand as of April 19, 2004. At that time, Mr. Grady replaced Mr. Doe as concept president of Ninety Nine. If we lose the services of any members of our senior management for any reason, we may be unable to replace them with qualified personnel, which could have a material adverse effect on our business and development. We do not have employment agreements with any of our executive officers and we do not carry key person life insurance on any of our executive officers.

Our restaurants may not be able to compete successfully with other restaurants, which could adversely affect our results of operations.

      The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than us, including a large number of national and regional restaurant chains. Some of our competitors have been in existence for a substantially longer period than us and may be better established in the markets where our restaurants are or may be located. If our restaurants are unable to compete successfully with other restaurants in new and existing markets, our results of operations will be adversely affected.

      To the extent that we open restaurants in larger cities and metropolitan areas, we expect competition to be more intense in those markets. We also compete with other restaurants for experienced management personnel and hourly employees and with other restaurants and retail establishments for quality sites.

Any disruption in the operation of our commissaries could adversely affect our ability to operate our restaurants.

      We operate a commissary in Nashville, Tennessee through which we purchase and distribute a substantial majority of the food products and supplies for our O’Charley’s and Stoney River restaurants. We also operate a commissary in Woburn, Massachusetts, through which we purchase and distribute a portion of the food products and supplies for our Ninety Nine restaurants. If the operations of our commissaries are disrupted, we may not be able to deliver food and supplies to our restaurants. If our commissaries are unable to deliver the food products and supplies required to run our restaurants, we may not be able to find other sources of food or supplies, or, if alternative sources of food or supplies are located, our operating costs may increase. Accordingly, any disruption in the operation of our commissaries could adversely affect our ability to operate our restaurants and our results of operations.

We may incur costs or liabilities and lose revenue as the result of government regulation.

      Our restaurants are subject to extensive federal, state and local government regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, zoning and building codes and other health, sanitation and safety matters. All of these regulations impact not only our current restaurant operations but also our ability to open new restaurants. We will be required to comply with applicable state and local regulations in new locations into which we expand. Any difficulties, delays or failures in obtaining licenses, permits or approvals in such new locations could delay or prevent the opening of a restaurant in a particular area or reduce operations at an existing location, either of which would materially and adversely affect our growth and results of operations. In addition, our commissaries are licensed and subject to regulation by the United States Department of Agriculture and are subject to further regulation by state and local agencies. Our failure to obtain or retain federal, state or local licenses for our commissaries or to comply with applicable regulations could adversely affect our commissary operations and disrupt delivery of food and other products to our restaurants. If one or more of our restaurants were unable to serve alcohol or food for even a short time period, we could experience a reduction in our overall revenue.

      The costs of operating our restaurants may increase if there are changes in laws governing minimum hourly wages, workers’ compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations, such as the federal Americans with Disabilities Act, which governs access for the disabled. If any of the above costs increase, we cannot assure you that we will be able to offset the increase by increasing our menu prices or by other means, which would adversely affect our results of operations.

We may incur costs or liabilities as a result of litigation and publicity concerning food quality, health and other issues that can cause customers to avoid our restaurants.

      In addition to the litigation that has been or may in the future be filed concerning the Hepatitis A incidents discussed above, we are sometimes the subject of other complaints or litigation from customers alleging illness, injury or other food quality or health concerns. Litigation or adverse publicity resulting from these allegations may materially adversely affect us or our restaurants, regardless of whether the allegations are valid or whether we are liable. In addition, our restaurants are subject in each state in which we operate to “dram shop” laws that allow a person to sue us if that person was injured by an intoxicated person who was wrongfully served alcoholic beverages at one of our restaurants. A lawsuit under a dram shop law or alleging illness or injury from food may result in a verdict in excess of our liability insurance policy limits, which could result in substantial liability for us and may have a material adverse effect on our results of operations.

Restaurant companies have been the target of class actions and other lawsuits alleging, among other things, violations of federal and state law.

      We are subject to the risk that our results of operations may be adversely affected by legal or governmental proceedings brought by or on behalf of our employees or customers. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted against us from time to time and we are also the defendant in a number of pending lawsuits in connection with the Knoxville Hepatitis A incident discussed above under “— An outbreak of Hepatitis A affecting customers and employees of a Knoxville, Tennessee O’Charley’s restaurant has adversely affected our customer traffic, negatively impacted our results of operations and resulted in litigation against us, and we may be further impacted by another outbreak of Hepatitis A linked to restaurants in Georgia, including two O’Charley’s restaurants.” Accordingly, we cannot assure you that we will not incur substantial damages and expenses resulting from lawsuits, which could have a material adverse effect on our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

      Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and Nasdaq Stock Market rules, has required an increased amount of management attention and external resources. We remain committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment has resulted in and may continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Risks Relating to the Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will remain restricted and may be adversely affected.

      We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may be unable to sell them because there will be fewer of these notes outstanding.

We will require a significant amount of funds in the future to meet our debt service and lease obligations and to maintain and develop our business and operations. Our ability to generate those funds depends on many factors beyond our control.

      We are a highly leveraged company. At December 28, 2003, we had approximately $165.2 million of consolidated long-term debt. We also had significant obligations under capitalized leases. In addition, at December 28, 2003 we were party to operating leases requiring future minimum lease payments aggregating approximately $397.9 million on a consolidated basis. In addition, the new leases that we have entered into in connection with the sale and lease-back transaction consummated in the first quarter of 2004 described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” will require us to make additional future minimum lease payments aggregating approximately $21.3 million over the 20 year term of the leases, or an average of approximately $1.1 million annually. The new leases also provide for the payment of additional rent beginning in the sixth year of the lease term based upon increases in the Consumer Price Index. We expect to enter into one or more additional sale and lease-back transactions in 2004 as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, as of December 28, 2003, we had unconditional purchase obligations, primarily fixed volume, fixed price food and beverage contracts, requiring us to make future purchases aggregating approximately $52.8 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations and Commercial Commitments” for additional information on these and other contractual obligations and commercial commitments. We intend to continue to make borrowings under our credit facility and to enter into new operating leases in connection with the development of new restaurants, in connection with future sale and lease-back transactions and for other general corporate purposes, and we expect the aggregate amount of our indebtedness and operating lease obligations will increase, perhaps substantially.

      Our ability to make payments on our debt, including the notes, and under our leases and to fund planned capital expenditures and the operation of our business will depend on our ability to generate cash, borrow under our credit facility and obtain capital from other external sources in the future. Our contractual debt service payments were approximately $13.4 million for 2002 and approximately $35.3 million for 2003. Our capital expenditures, excluding equipment acquired under capital leases, were approximately $69.7 million for 2002 and were approximately $67.6 million for 2003. Net cash provided by operating activities for 2002 was $64.6 million and was approximately $67.7 million for 2003.

      Our substantial debt service and operating lease obligations could, among other things:

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, debt service and operating lease requirements or other purposes;

•	increase our vulnerability to compete effectively or operate successfully under adverse economic and industry conditions;

•	limit our ability to obtain additional financing or to enter into additional operating leases and limit our flexibility in planning for, or reacting to, changes in our business or the industry;

•	require the dedication of a substantial portion of our cash flow from operating activities to the payment of principal of, and interest on, our debt and to the payment of amounts due under leases, which cash therefore would not be available for other purposes;

•	increase our vulnerability to interest rate increases as the borrowings under our credit facility, as well as our obligations under certain interest rate swap agreements, will be at variable interest rates;

•	place us at a competitive disadvantage to many of our competitors whose leverage and lease obligations are less than ours; and

•	have a material adverse effect on our business, financial condition and results of operations.

      Despite our substantial indebtedness and lease obligations, we may incur significantly more debt and lease obligations, which would further reduce the cash we have available to invest in our operations or to service our debt and lease obligations. The terms of the indenture governing the notes, as well as our credit facility and the agreements governing our other indebtedness, limit, but do not prohibit, the incurrence of significant additional indebtedness and lease obligations by us in the future. The more we become leveraged and the more lease obligations we incur, the more we, and in turn the holders of our notes, become exposed to the risks described above. If we do not generate sufficient cash flow to meet our debt service and lease obligations and to fund our working capital and other cash requirements, we may need to seek additional financing, reduce our capital expenditures, slow our development of new restaurants or sell certain of our assets.

Your right to receive payments on the notes is junior to our existing and future senior debt. Further, your right to receive payment under the guarantees of the notes is junior to all existing and future senior debt.

      The notes are our unsecured, senior subordinated obligations. The notes will be guaranteed, jointly and severally, on an unsecured, senior subordinated basis by certain of our current subsidiaries and by all of our future domestic subsidiaries, if any, that guarantee any indebtedness, as defined in the indenture governing the notes, of O’Charley’s Inc., in each case other than any of our subsidiaries we designate as an unrestricted subsidiary in accordance with the indenture governing the notes. Subsidiaries of our company that generated approximately 2.9% of our consolidated revenues for 2003, held less than 0.1% of our consolidated assets as of December 28, 2003, and generated approximately 2.7% of our consolidated EBITDA for 2003 initially will not guarantee the notes. We also may designate subsidiaries as unrestricted subsidiaries in the future, subject to compliance with the provisions of the indenture, whereupon those subsidiaries, if they are subsidiary guarantors, would be released from their guarantees of the notes.

      By their express terms, the notes rank junior in right of payment to all of our existing and future senior debt and the guarantees rank junior in right of payment to all of our and the subsidiary guarantors’ existing and future senior debt. As a result, upon any distribution to our creditors or the creditors of a subsidiary guarantor in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantor or our or its property, the holders of our senior debt and the senior debt of that subsidiary guarantor will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantee of that subsidiary guarantor.

      In addition, under the indenture we will not be permitted to make payments on the notes and no subsidiary guarantor will be permitted to make payments on its guarantee in the event of a payment default on our designated senior debt, as defined in the indenture governing the notes, and no subsidiary guarantor will be permitted to make payments on its guarantee in the event of a payment default on our or such subsidiary guarantor’s designated senior debt and we and the subsidiary guarantors may be prohibited from making payments on the notes or the guarantees of the subsidiary guarantors for up to 179 of 360 consecutive days in the event of certain non-payment defaults on our or such subsidiary guarantor’s designated senior debt.

      The indenture provides that, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our assets will be available to pay obligations under the notes only after all of our senior debt has been paid in full. Likewise, the indenture provides that, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to any subsidiary guarantor, the assets of that subsidiary guarantor will be available to pay obligations under its guarantee only after all of our and such subsidiary guarantor’s senior debt has been paid in full. Under those circumstances, there may not be sufficient assets remaining after payments of our senior debt or the senior debt of that subsidiary guarantor, as the case may be, to pay amounts due in respect of the notes or its guarantee. Accordingly, in such event, holders of the notes will be entitled to participate in the assets remaining after we or the applicable subsidiary guarantor, as the case may be, has repaid all of our or its senior debt in full. As a result, in any such proceeding, holders of notes may receive less, ratably, than holders of trade payables or other debt that does not constitute senior debt.

      As of December 28, 2003, we and our subsidiaries had approximately $84.6 million of senior debt outstanding on a consolidated basis. Our credit facility permits us to borrow up to a total of $125.0 million through a revolving credit facility, all of which will be senior debt. As of December 28, 2003, we had borrowed $40.0 million and had access to an additional $85.0 million under our credit facility.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors, and other laws may limit payments under the guarantees.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, under these circumstances any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of us or the subsidiary guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was at the time greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was at the time less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      Other laws limit or may limit the amount that any subsidiary guarantor will be permitted to pay under its guarantee of the notes. For example, Tennessee law provides that a subsidiary guarantor that is incorporated in Tennessee may not, in effect, make a payment under its guarantee if, after giving effect to that payment, the subsidiary guarantor would not be able to pay its debts as they become due in the usual course of business or the subsidiary guarantor’s total assets would be less than the sum of its total liabilities. A number of the subsidiary guarantors are Tennessee corporations and are subject to this limitation on their guarantee payments. Such limitations could restrict, perhaps substantially, the amount that any subsidiary guarantor would be permitted to pay under its guarantee or could prohibit that subsidiary guarantor from making any payments under its guarantee.

      There can be no assurance as to what standard a court would apply to evaluate the parties’ intent or to determine whether the applicable subsidiary guarantor was insolvent at the time of, or rendered insolvent upon consummation of, the applicable transaction or that, regardless of the standard, a court would not determine that the subsidiary guarantor was insolvent or rendered insolvent as a result of that transaction. Accordingly, we cannot assure you that the guarantees of the notes, or any payments made under the guarantees, will not be deemed to violate applicable bankruptcy, fraudulent transfer, shareholder distribution or similar laws. The guarantees contain a provision that limits the guarantees as necessary to prevent them from constituting a fraudulent conveyance under applicable law or a prohibited distribution to shareholders under the Tennessee law described above.

Covenants in our debt agreements restrict our activities and could adversely affect our business.

      Our debt agreements, including the indenture governing the notes and our credit facility, contain various covenants that limit our ability and the ability of our subsidiaries, subject to certain exceptions, to engage in a variety of transactions including:

•	incurring additional debt or issuing preferred stock;

•	paying dividends or making other distributions on, redeeming or repurchasing capital stock;

•	making investments, loans, advances, acquisitions or other restricted payments, including payments with respect to the notes other than regularly scheduled payments of interest and additional interest, if any;

•	restricting dividends or other payments from subsidiaries;

•	entering into transactions with affiliates;

•	engaging in sale and lease-back transactions;

•	selling assets;

•	selling, transferring or issuing shares of capital stock of restricted subsidiaries;

•	creating liens on assets; or

•	effecting a consolidation, liquidation or merger.

These covenants limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively.

      In addition, our credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. One of our lease agreements also contains restrictive covenants and specified financial ratio and other financial tests similar to those in our credit facility. Our ability to meet these financial ratios and tests and to comply with other financial covenants can be affected by events beyond our control, and we cannot assure you that we will meet these tests or comply with these covenants. Because we will be dependent in large part on borrowings under our credit facility to continue opening new restaurants, any violation of the covenants in our credit facility and any resultant inability to borrow thereunder will likely have a material adverse effect on our results of operations.

      A breach of any of these covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. A breach of any of these covenants or the acceleration of any of our debt could in turn cause our other debt to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt. All amounts owing under our credit facility will be secured by 100% of the equity interests we own of each of our existing and future subsidiaries and all of the tangible and intangible assets, other than real property acquired after the date of the credit facility and equipment, owned by us and substantially all of our subsidiaries. The lenders may, under certain circumstances, also require that we pledge such real estate and equipment as collateral. Should borrowings under our credit facility be accelerated, the lenders would generally be entitled to seize the collateral, which could prevent us from continuing to operate our business. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt. Moreover, even if we were able to obtain financing to repay our debt under these circumstances, any new financing may not be on terms that are acceptable to us. In addition, in the event that the notes become immediately due and payable, the subordination provisions of the notes and the guarantees would prohibit the holders of the notes from receiving any payment in respect of the notes or the guarantees until all of the senior debt of us and the subsidiary guarantors was paid in full.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture governing the notes.

      Upon the occurrence of a change of control, as defined in “Description of the Notes — Certain Definitions,” the indenture governing the notes requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, our credit facility prohibits us from repurchasing the notes upon a change of control and restrictions under our other debt may not allow us to repurchase the notes upon a change of control. In addition, those restrictions may prohibit or limit us from repurchasing the notes under the circumstances described under “Description of the Notes — Repurchase at the Option of Holders — Asset Sales.” If we could not refinance borrowings under our credit facility or any such other debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture governing the notes and which could have the consequences described in the preceding risk factor. In addition, some events similar to a change of control constitute events of default under our credit facility and, were any of these events to occur, it would permit the lenders to demand the immediate repayment of all borrowings under our credit facility. Because our credit facility constitutes senior debt with respect to the notes, those lenders would be entitled to be paid in full before you would be entitled to receive any payments on the notes or the guarantees. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Borrowings and other amounts payable under our credit facility are secured by substantially all of the assets of us and our subsidiaries.

      Our credit facility is secured by 100% of the equity interests we own of each of our subsidiaries, as well as all of the tangible and intangible assets of us and substantially all of our subsidiaries, other than real property acquired after the date of the credit facility and equipment. The lenders may, under certain circumstances, also require that we pledge such real estate and equipment as collateral. The fact that we have pledged substantially all of our assets to secure amounts due under our credit facility effectively prevents us from obtaining secured financing in the future, which may limit our access to capital. Moreover, following a default under our credit facility, the lenders would be entitled to realize upon the collateral, which could prevent us from continuing to operate our business.

There is no public trading market for the new notes and we do not know if a market will develop or, if a market does develop, whether it will be sustained.

      There is no established trading market for the new notes. Although the initial purchasers of the outstanding notes have informed us that they currently intend to make a market in the new notes, they have no obligation to do so and may discontinue making a market at any time without notice. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through The Nasdaq National Market. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors relating to us. A liquid trading market may not develop for the new notes.

CAUTIONARY NOTE REGARDING

FORWARD-LOOKING STATEMENTS AND MARKET DATA

      This prospectus and the documents incorporated or deemed to be incorporated by reference herein include forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus or in the documents incorporated or deemed to be incorporated by reference herein, including certain statements under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” are forward-looking statements.

      We have based these forward-looking statements on our expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve assumptions and known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” or in the documents incorporated or deemed to be incorporated by reference herein, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ from our expectations are:

•	our ability to implement successfully sales growth initiatives at the O’Charley’s concept and to reverse decreases in same restaurant sales;

•	the possible adverse effect on our sales of any decrease in consumer spending;

•	the effect of increased competition;

•	the effect that any increases in food, labor and other expenses, including those associated with our sales growth initiatives, may have on our results of operations;

•	the adverse effect that the Hepatitis A incidents discussed under “Risk Factors — An outbreak of Hepatitis A affecting customers and employees of a Knoxville, Tennessee O’Charley’s restaurant has adversely affected our customer traffic, negatively impacted our results of operations and resulted in litigation against us, and we may be further impacted by another outbreak of Hepatitis A linked to restaurants in Georgia, including two O’Charley’s restaurants,” and any resulting litigation, will have on our results of operations and financial position;

•	our ability to integrate successfully the recent Ninety Nine Restaurant and Pub acquisition; and

•	the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 28, 2003 and in this prospectus under the heading “Risk Factors.”

      Given these risks and uncertainties, you are cautioned not to rely on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof and the forward-looking statements included in documents incorporated or deemed to be incorporated by reference herein are made only as of the respective dates of those documents. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

      The information in this prospectus and the documents incorporated or deemed to be incorporated by reference herein concerning the restaurant and consumer food industries (including the amount of sales and sales growth in those industries and particular segments of those industries) and similar matters is derived principally from publicly available information, industry publications, market research firms and similar sources. Although we believe that this information is reliable, we have not independently verified any of this information and we cannot assure you that it is accurate.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The following description of the registration rights agreement is a summary only. It is not complete and does not describe all of the provisions of the registration rights agreement. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

      Under the registration rights agreement, we agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding notes who are not prohibited by any law or policy of the Securities and Exchange Commission from participating in the exchange offer, the opportunity to exchange their outstanding notes for a new series of notes, which we refer to as the new notes, that are identical in all material respects to the outstanding notes, except that the new notes do not contain transfer restrictions, have been registered under the Securities Act and are not subject to further registration rights. We and our subsidiary guarantors have agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.

      If:

•	we and our subsidiary guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy;

•	we are unable to cause the exchange offer to be consummated on or before the 210th day after the date the notes were originally issued;

•	any holder of transfer restricted securities notifies us on or prior to the 30th day following consummation of the exchange offer that:

•	it is prohibited by law or Securities and Exchange Commission policy from participating in the exchange offer; or

•	that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement of which this prospectus is a part is not appropriate or available for such resales; or

•	that it is a broker-dealer and owns outstanding notes acquired directly from us or one of our affiliates,

then we and the subsidiary guarantors have agreed to file with the Securities and Exchange Commission a shelf registration statement to cover resales of the outstanding notes or the new notes, or both, as the case may be, by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

      We and our subsidiary guarantors will use our reasonable best efforts to cause the applicable registration statement to be declared effective by the Commission by the 60th day after we become obligated to make the filing.

      For purposes of the foregoing, a transfer restricted security is each outstanding note until the earliest of:

•	the date on which such outstanding note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

•	following the exchange by a broker-dealer in the exchange offer of an outstanding note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

•	the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

•	the date on which such outstanding note is distributed to the public pursuant to Rule 144 under the Securities Act; or

•	the date on which such note ceases to be outstanding.

      We and our subsidiary guarantors also have agreed:

•	unless the exchange offer would not be permitted by applicable law or Securities and Exchange Commission policy, we and our subsidiary guarantors will commence the exchange offer and use our reasonable best efforts to issue on or prior to the 210th day after the date the notes were originally issued new notes in exchange for all outstanding notes tendered prior thereto in the exchange offer; and

•	if obligated to file a shelf registration statement, we will use our reasonable best efforts to file the shelf registration statement with the Securities and Exchange Commission on or prior to 30 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Securities and Exchange Commission on or prior to 60 days after such obligation arises.

      If:

•	we and our subsidiary guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

•	any of such registration statements is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness, also known as the effectiveness target date; or

•	we and our subsidiary guarantors fail to consummate the exchange offer by the 210th day after the date the notes were originally issued; or

•	the shelf registration statement or the registration statement of which this prospectus is a part is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement, then a registration default shall be deemed to have occurred and we and our subsidiary guarantors will pay liquidated damages to each holder of outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to a per annum rate of 0.25% on the principal amount of outstanding notes held by such holder. The amount of the liquidated damages will increase by an additional per annum rate of 0.25% with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of 1.00% per annum on the principal amount of outstanding notes constituting transfer restricted securities.

      All accrued liquidated damages will be paid by us and our subsidiary guarantors on each damages payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Following the cure of all registration defaults, the accrual of liquidated damages will cease. Holders of outstanding notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

      By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us and our subsidiary guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any registration statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of notice to that effect from us.

Resale of the New Notes

      Based on no action letters of the Securities and Exchange Commission staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	the new notes are acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in and are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are not our affiliate (within the meaning of Rule 405 under the Securities Act) or a broker-dealer that acquired outstanding notes directly from us for its own account.

      The Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no action letter, and the Securities and Exchange Commission may not make a similar determination as in the no action letters issued to these third parties.

      If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes or otherwise do not satisfy the foregoing criteria, you

•	cannot rely on the interpretations by the Securities and Exchange Commission staff discussed above;

•	will not be able to exchange your outstanding notes for new notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the outstanding notes, unless the resale is made pursuant to an exemption from, or is otherwise not subject to, those requirements.

      Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

      Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., Eastern time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $125.0 million in aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

      We will return any outstanding notes that we do not accept for exchange for any reason to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

      The exchange offer will expire at 5:00 p.m., Eastern time, on                     , 2004, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

      We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will publicly notify the registered holders of outstanding notes of the extension, and the number of notes tendered to date, no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled expiration date.

      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of and the approvals required under the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner. We will not delay payment of accepted outstanding notes after the expiration of the exchange offer other than in anticipation of our receipt of any necessary government approvals.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if as a result of any change in law or applicable interpretations thereof by the staff of the Securities and Exchange Commission, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer as described in this prospectus.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Procedures for Tendering,” “— Your Representations to Us” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

      We expressly reserve the right to extend, amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the failure to be satisfied of any of the conditions to the exchange offer specified herein or in the letter of transmittal. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

      These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion prior to the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

Procedures for Tendering Generally

      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m., Eastern time, on the expiration date; or

•	comply with the automated tender offer program procedures of DTC described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	the exchange agent must receive, prior to 5:00 p.m., Eastern time, on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m., Eastern time, on the expiration date.

      The tender by a holder that is not withdrawn prior to 5:00 p.m., Eastern time, on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You are a Beneficial Owner

      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

      You must have signatures on a letter of transmittal or a notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, the entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When You Need Endorsements or Bond Powers

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned to their tendering holder. In the case of outstanding notes tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not our affiliate (as defined in Rule 144 of the Securities Act);

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in the exchange offer;

•	you are acquiring the new notes in your ordinary course of business; and

•	if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and you will comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale of the new notes.

Book-Entry Transfer

      The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., Eastern time, on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., Eastern time, on the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn, and

•	identify the outstanding notes to be withdrawn, including the principal amount of such withdrawn outstanding notes.

      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Securities and Exchange Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees and printing costs;

•	reasonable fees and disbursements of counsel for the initial purchasers of the outstanding notes incurred in connection with the registration statement of which this prospectus is a part and, in the event of any shelf registration statement, reasonable fees and disbursements of one firm or counsel designated by the holders of a majority of the aggregate principal amount of the outstanding notes to act as counsel for the holders in connection with the shelf registration statement; and

•	related fees and expenses.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes unless you instruct us to register new notes in the name of, or request that outstanding notes not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Failure to Exchange

      If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

      We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other Considerations

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes have been registered under the Securities Act and will not contain restrictions on transfer or registration rights. Outstanding notes surrendered in exchange for the new notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of December 28, 2003. The exchange offer will not have any impact on our capitalization as of December 28, 2003. You should read the following table in conjunction with the information contained in “Use of Proceeds,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Notes” and “Description of Certain Indebtedness” included elsewhere in this prospectus and the financial statements incorporated by reference in this prospectus.

As of
December 28, 2003

(Dollars in thousands)
Capitalized lease obligations	$44,465
Credit facility:
Revolving credit facility	40,000
Other long-term debt	164
Senior subordinated notes	125,000

Total debt and capitalized lease obligations	209,629
Less current portion	10,031

Total long-term debt and capitalized lease obligations	199,598

Total shareholders’ equity	303,135

Total capitalization	$502,733

      As of December 28, 2003 we were a party to operating leases requiring future minimum operating lease payments of approximately $397.9 million. In addition, the new leases that we have entered into in connection with the sale and lease-back transaction consummated in the first quarter of 2004 described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” will require us to make additional future minimum lease payments aggregating approximately $21.3 million over the 20 year term of the leases, or an average of approximately $1.1 million annually. The new leases also provide for the payment of additional rent beginning in the sixth year of the lease term based upon increases in the Consumer Price Index. We expect to enter into one or more additional sale and lease-back transactions totaling aggregate gross proceeds of approximately $13.8 million in 2004. We cannot assure you that these proposed sale and lease-back transactions will be completed or, if we do complete these transactions, that their terms will not differ, perhaps substantially, from those reflected in this prospectus.

      Our board of directors has approved the repurchase of up to $25.0 million of our common stock. Any repurchases may be made from time to time in open market transactions or privately negotiated transactions at our discretion. We intend to fund any share repurchases with borrowings under our credit facility.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The selected consolidated financial data presented below under the captions “Statement of Earnings Data” and “Balance Sheet Data” for, and as of the end of, each of the fiscal years in the five-year period ended December 28, 2003, are derived from our consolidated financial statements, which consolidated financial statements have been audited by KPMG LLP, independent auditors. The audit report covering the December 28, 2003 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets in 2002. The selected data should be read in conjunction with our consolidated financial statements, the consolidated financial statements of Ninety Nine Restaurant and Pub and the pro forma financial statements relating to our acquisition of the Ninety Nine Restaurant and Pub concept, including, in each case, the notes thereto, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus or in the documents incorporated by reference herein. We acquired the Ninety Nine Restaurant and Pub concept on January 27, 2003. Accordingly, the results of operations of Ninety Nine are included in our consolidated results of operations only since January 27, 2003. All of the fiscal years shown below had 52 weeks, except 2000, which had 53 weeks. As a result, some of the variations reflected in the following data may be attributed to the different lengths of the fiscal years.

	Fiscal Years

	1999	2000(1)	2001	2002	2003(2)

	(In thousands)
Statement of Earnings Data:
Revenues:
Restaurant sales	$299,014	$373,700	$440,875	$495,112	$753,740
Commissary sales	3,191	3,562	4,056	4,800	5,271

	302,205	377,262	444,931	499,912	759,011
Costs and expenses:
Cost of restaurant sales:
Cost of food and beverage	89,713	109,480	129,529	140,577	221,129
Payroll and benefits	90,625	115,029	138,009	154,311	251,579
Restaurant operating costs	52,483	64,818	76,321	85,761	138,473
Cost of commissary sales	3,013	3,341	3,808	4,488	4,970
Advertising, general and administrative expenses	19,235	24,480	29,979	37,677	53,493
Depreciation and amortization	14,060	18,202	22,135	25,527	36,360
Asset impairment and exit costs(3)	—	—	5,798	—	—
Preopening costs(4)	4,037	4,705	5,654	5,074	6,337

	273,166	340,055	411,233	453,415	712,341

Income from operations	29,039	37,207	33,698	46,497	46,670
Other (income) expense:
Interest expense, net	4,174	7,398	6,610	5,556	14,153
Debt extinguishment charge	—	—	—	—	1,800
Other, net	82	24	189	(118)	(652)

	4,256	7,422	6,799	5,438	15,301

Earnings before income taxes and cumulative effect of change in accounting principle	24,783	29,785	26,899	41,059	31,369
Income taxes	8,674	10,425	9,347	14,268	10,096

Earnings before cumulative effect of change in accounting principle	16,109	19,360	17,552	26,791	21,273
Cumulative effect of change in accounting principle, net of tax(4)(5)	(1,348)	—	—	(6,123)	—

Net earnings	$14,761	$19,360	$17,552	$20,668	$21,273

	Fiscal Years

	1999	2000(1)	2001	2002	2003(2)

	(Dollars in thousands)
Other Financial Data:
Ratio of earnings to fixed charges(6)	4.9x	3.9x	3.7x	5.7x	2.4x
EBITDA(7)	$43,017	$55,385	$55,644	$72,142	$81,882
Net cash provided by (used in):
Operating activities	$37,505	$40,010	$46,580	$64,641	$67,726
Investing activities	$(49,313)	$(72,296)	$(72,844)	$(68,524)	$(177,616)
Financing activities	$11,918	$31,660	$30,081	$5,825	$111,153
Capital expenditures	$49,880	$56,796	$73,467	$69,711	$67,598
Rent expense	$5,880	$6,886	$8,031	$8,406	$21,495
Balance Sheet Data (at end of period):
Cash and cash equivalents	$3,178	$2,552	$6,369	$8,311	$9,574
Working capital (deficit)(8)	(19,411)	(20,145)	(15,053)	(20,997)	(31,306)
Property and equipment, net	219,749	274,271	330,553	381,553	429,361
Total assets	240,180	311,018	383,430	428,791	620,235
Long-term debt, including current portion	54,565	92,442	89,306	98,181	165,164
Capitalized lease obligations, including current portion	25,906	29,802	32,623	33,921	44,465
Total shareholders’ equity	122,689	143,490	204,202	229,964	303,135

(1)	In May 2000, we acquired two Stoney River restaurants and all associated trademarks and intellectual property for approximately $15.8 million in a cash transaction accounted for as a purchase. Accordingly, the results of operations of the two Stoney River restaurants have been included in our consolidated results of operations since the date of acquisition.

(2)	On January 27, 2003, we acquired Ninety Nine for $116.0 million in cash and 2,335,684 shares of our common stock. Accordingly, the results of operations of Ninety Nine are included in our consolidated results of operations only since January 27, 2003.

(3)	During the third quarter of 2001, we decided to close certain restaurant locations. As a result, we recorded a non-cash charge of $5.0 million pursuant to the provisions of Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” to reflect the differences between the fair value and net book value of the assets and a charge of $800,000 for exit costs associated with the closure of such locations.

(4)	During the first quarter of 1999, we adopted Statement of Position 98-5 “Reporting on the Costs of Start-Up Activities,” which requires that restaurant preopening costs be expensed rather than capitalized. Previously, we capitalized restaurant preopening costs and amortized these amounts over one year from the opening of each restaurant. We incurred a pre-tax charge of $2.1 million, or $1.3 million net of tax, in the first quarter of 1999 as a result of this change in accounting principle.

(5)	We incurred an after-tax charge of $6.1 million, which was recorded as a cumulative effect of a change in accounting principle, as of the beginning of 2002 associated with the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” The charge was related to the goodwill associated with the Stoney River acquisition in May 2000. See note 1 to our consolidated financial statements incorporated herein by reference for net earnings and earnings per share for fiscal 2001 as if SFAS No. 142 had been adopted at the beginning of fiscal 2001.

(6)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as net earnings before income taxes, plus fixed charges, less capitalized interest. Fixed charges are defined as interest expensed and capitalized, plus amortization of premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rent expense.

(7)	EBITDA represents earnings before cumulative effect of change in accounting principle before interest expense, income taxes, and depreciation and amortization. EBITDA is presented because we believe that it is a useful indicator of our liquidity. EBITDA, subject to certain adjustments, is also used as a measure in certain financial covenants in our credit facility and is used by management and investors to ascertain compliance with these covenants. EBITDA should not be considered as a measure of liquidity under accounting principles generally accepted in the United States of America, and the items excluded from EBITDA are significant components in understanding and assessing liquidity. EBITDA should not be considered in isolation or as an alternative to cash flows generated by operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of liquidity. EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table reconciles EBITDA, as presented above, to cash flows provided by operating activities as reflected in our consolidated statements of cash flows:

	Fiscal Years

	1999	2000	2001	2002	2003

	(In thousands)
Cash flows provided by operating activities	$37,505	$40,010	$46,580	$64,641	$67,726
Add:
Changes in working capital items excluding changes in accrued current income taxes and accrued interest	5,512	15,375	9,064	7,501	14,156

EBITDA	$43,017	$55,385	$55,644	$72,142	$81,882

(8)	Our working capital historically has had current liabilities in excess of current assets as a result of cash reinvestments in long-term assets, mostly property and equipment additions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated statement of earnings for the year ended December 28, 2003 give effect to the acquisition of Ninety Nine as if it had occurred on December 30, 2002.

      The purchase price for the acquisition of Ninety Nine was $116.0 million in cash and approximately 2.34 million shares of our common stock. The aggregate purchase price for Ninety Nine of $160.7 million for purposes of the unaudited pro forma condensed consolidated financial information includes the value of approximately 2.34 million shares of our common stock issued or to be issued in the acquisition, and transaction fees and other costs directly related to the acquisition. The $40.9 million value of the approximately 2.34 million shares issued or to be issued was determined for accounting purposes by using the average market price of our common stock two days before, the day of and two days after the date the acquisition agreements were signed, in accordance with Emerging Issues Task Force Consensus No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.”

      The following table sets forth the allocation of the purchase price we paid in the Ninety Nine acquisition in accordance with SFAS No. 141. The information set forth below is management’s purchase price allocation:

Purchase price paid as:
Proceeds of debt issued	$116,000
Common stock	40,853
Closing costs and transactions fees	3,807

Aggregate purchase price	160,660
Allocated to:
Net working capital (deficit)	$(2,106)
Property and equipment	41,990
Other	1,981
Favorable operating leases	575
Estimated fair value of liabilities assumed	(770)

Excess purchase price over allocation to identifiable assets and liabilities (goodwill and other intangible assets)	$118,990

Allocated to:
Goodwill	$93,069
Trademarks	25,921

      The pro forma adjustments were applied to the historical financial statements to reflect and account for the acquisition using the purchase method of accounting. The aggregate purchase price of Ninety Nine has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated respective fair values.

      In connection with the acquisition of Ninety Nine, we entered into our credit facility, which, prior to its amendment and restatement in connection with the issuance of the outstanding notes, included a revolving credit facility in the maximum principal amount of $200 million and a term loan in the original principal amount of $100 million. In connection with the transaction financing, we paid fees of $3.7 million at the closing of the acquisition.

      The pro forma adjustments as reflected in the unaudited pro forma condensed consolidated financial information are based upon available information and are subject to a number of estimates, assumptions and uncertainties. The pro forma financial information does not purport to be indicative of the operating results or financial position that would have been achieved had the acquisition been consummated on the date indicated and should not be construed as representative of future operating results or financial position. The pro forma financial information should be read in conjunction with our historical financial statements and the historical financial statements of Ninety Nine included and incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

For the Year Ended December 28, 2003

	O’Charley’s	Adjustments(1)		Pro Forma

	(Dollars in thousands, except per share data)
Revenues:
Restaurant sales	$753,740	$16,183	(2)	$769,923
Commissary sales	5,271	—		5,271

	759,011	16,183		775,194
Costs and expenses:
Cost of restaurant sales:
Cost of food and beverage	221,129	4,513	(2)	225,642
Payroll and benefits	251,579	5,489	(2)	257,068
Restaurant operating costs	138,473	2,848	(2)	141,321
Cost of commissary sales	4,970	—		4,970
Advertising, general and administrative expenses	53,493	1,099	(2)	54,592
Depreciation and amortization	36,360	482	(2)	36,842
Preopening costs	6,337	121	(2)	6,458

	712,341	14,552		726,893

Income from operations	46,670	1,631		48,301
Other (income) expense:
Interest expense, net	14,153	1,248	(3)	15,401
Debt extinguishment charge	1,800	—		1,800
Other, net	(652)	—		(652)

	15,301	1,248		16,549

Earnings before income taxes	31,369	383	(2)	31,752
Income taxes	10,096	133	(4)	10,229

Net earnings	$21,273	$250	(2)	$21,523

Basic earnings per common share	$0.98			$0.98

Weighted average shares outstanding — basic	21,677	180	(5)	21,857
Diluted earnings per common share	$0.95			$0.96

Weighted average shares outstanding — diluted	22,287	180	(5)	22,467

(1)	We acquired Ninety Nine on January 27, 2003. The adjustments in this column are made on a pro forma basis to reflect our acquisition of Ninety Nine.

(2)	Adjusted to reflect the results of Ninety Nine from December 30, 2002 through January 26, 2003, exclusive of amounts related to restaurants not acquired and giving effect to adjustments related to lease transactions related to the Ninety Nine transaction and employee compensation plans. In addition, our fair value estimate for acquired property, plant and equipment is not substantially different from the historical net book value recorded by Ninety Nine. The historical financial information for Ninety Nine utilizes essentially the same classification and useful lives for property, plant and equipment that we use. Accordingly, no adjustment to depreciation expense has been made for adjustments to fair values or useful lives of the property, plant and equipment acquired.

(3)	Adjusted to reflect the additional interest expense, assuming an interest rate of 5.3% per annum, that we would have incurred associated with the additional borrowings needed to finance the purchase of Ninety Nine.

(4)	This adjustment reflects the combined tax expense based on our effective tax rate of 33.1% and tax structure.

(5)	The adjustment in the number of shares outstanding reflects the shares issued or committed to be issued in the acquisition. We issued approximately 941,000 shares at closing, approximately 391,000 shares on the first anniversary of the closing and will issue the remaining approximately 1.0 million shares over the next four years. The number of shares to be issued are not contingent on any future event other than the passage of time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

      We are a leading casual dining restaurant company and operated 206 O’Charley’s restaurants in 16 states in the Southeast and Midwest regions, 87 Ninety Nine restaurants in seven Northeastern states, and six Stoney River restaurants in the Southeast and Midwest at December 28, 2003.

      Historically, we have grown the O’Charley’s concept by a combination of opening new restaurants and same restaurant sales growth. The growth in new O’Charley’s restaurants has typically been in the 15% to 20% range year over year. During 2003, we opened 26 new O’Charley’s restaurants and closed two O’Charley’s restaurants. This represents an approximately 13% increase over 2002. In 2004, we expect to open 15 O’Charley’s restaurants, a growth rate of approximately 8%. We reduced our growth rate for 2004 in order to better focus on our sales building initiatives in our existing restaurants as well as focusing on brand development in new expansion markets. As we have expanded into new markets outside of our core operating areas, we have experienced sales levels lower than in our core markets. We believe these lower sales levels are due to a lack of brand awareness and we are taking steps to improve awareness, which we believe will improve our sales and profitability in these new markets. We are currently strategically evaluating the appropriate level of new unit growth for the O’Charley’s concept that will allow us to maximize long-term shareholder value.

      According to an industry survey, the casual dining segment within the full-service restaurant segment of the U.S. restaurant industry, of which both O’Charley’s and Ninety Nine are a part, reported average customer visit and same restaurant sales increases during 2003. Our O’Charley’s restaurants reported declining customer visits of 2.3% and same restaurant sales decreases of 2.5% in 2003. The lower same restaurant sales at the O’Charley’s restaurants, combined with costs associated with the O’Charley’s restaurants sales-building initiatives and higher overall labor costs, resulted in lower than expected financial results during 2003. While fiscal 2003 was clearly a year that did not meet our sales and earnings objectives, there were several significant events that occurred. We took significant steps to reverse the declining trend in customer visits at O’Charley’s restaurants; we acquired the Ninety Nine Restaurant and Pub concept; we restructured our balance sheet providing a more flexible, long-term capital structure; and we announced the signing of our first O’Charley’s franchisee. Following is an overview of these important events to facilitate a better understanding of the discussion and analysis that follows.

O’Charley’s Sales-Building Plan

      Prior to 2002, we consistently reported annual increases in same restaurant sales and customer visits at O’Charley’s. In the second fiscal quarter of 2002, we began to experience decreases in customer visits at our O’Charley’s restaurants, which eventually led to declines in same restaurant sales. The decrease in customer visits at O’Charley’s continued through the first two quarters of fiscal 2003. Based on our analysis of marketing research, impact meetings with co-workers and customer focus group results, we believe the customer visit declines occurred in part because our price to value relationship diminished for our value-conscious customers, and certain service initiatives introduced during 2001 negatively impacted our customers’ experience.

      During the third fiscal quarter of 2003, we initiated a three phase plan intended to increase our sales and customer visits at our O’Charley’s restaurants. During the first phase, we improved the price-value relationship with a new multi-colored menu, introducing the “Pick Two” and “Pick Three” combo promotions and a price decrease on certain menu items. Additionally, we made improvements to our restaurant atmosphere and increased our service levels. Each of these actions significantly increased customer visits but adversely affected operating margins due primarily to the better than expected customer response to the lower margin combo promotions. During phase two, which occurred during the fourth fiscal quarter of 2003, we introduced certain higher margin items to the menu and increased the prices on the “Pick Two” and “Pick Three” combos. Prior to implementing these two phases, customer visits were down on average 4.0% to 4.5% as compared to the same prior-year period. Subsequent to implementing these initiatives, customer visits increased on average approximately 1.0% through the end of fiscal 2003 over the same prior-year period. While customer visits improved, the overall check average declined approximately 3.0% to 3.5% during the same period, resulting in same restaurant sales at O’Charley’s declining 2.0% to 2.5% during the period of these sales-building initiatives. In addition, these initiatives negatively impacted our margins in the third and fourth quarters of 2003.

      During the first quarter of 2004, we have introduced the third phase of our sales-building initiatives which is designed to maintain the customer visit momentum established in 2003, while improving the overall check average and same restaurant sales. We expect phase three to be longer in term and broader in scope than the prior two phases, which lasted approximately four months. We believe the third phase will broaden our customer base, appeal to core customers and improve our margins. While these initiatives are currently meeting our expectations, there can be no assurance they will result in a sustained improvement in customer visits or in same restaurant sales.

Acquisition of Ninety Nine

      We believe the intense competitive nature of the restaurant business has been, and will continue to be, an impetus for industry consolidation. We believe multi-concept operators with significant financial and physical resources will be better positioned to leverage advertising and support services, fully penetrate and establish brand dominance in specific geographic regions and reduce profit variations during weak economic times. In January 2003, we completed the acquisition of Ninety Nine Restaurant and Pub, a Woburn, Massachusetts based casual dining concept with 78 locations in seven Northeastern states. We acquired Ninety Nine for $116 million in cash and approximately 2.34 million shares of common stock, plus the assumption of certain liabilities. While the acquisition of Ninety Nine was substantially larger than any we have previously completed, we met our overall financial, operational and integration goals at Ninety Nine during 2003. See note 2 to our consolidated financial statements for the year ended December 28, 2003 incorporated herein by reference for additional information regarding the acquisition of Ninety Nine.

Financing Arrangements

      In conjunction with the acquisition of Ninety Nine, we entered into a $300 million senior secured credit facility, comprised of a $200 million revolving credit facility and a $100 million term loan. This credit facility remained in place through the first four weeks of the fourth fiscal quarter of 2003, at which time we refinanced our capital structure in order to reduce our balance sheet leverage, reduce our exposure to interest rate risk and provide a more flexible, long-term capital structure to support our overall business strategy. To that end, during the fourth quarter we amended and restated our credit facility to a $125 million revolving credit facility and issued the outstanding notes. The proceeds from the notes offering were used to repay the $95 million term loan balance and to repay a portion of the revolving credit loan. In addition, during the fourth quarter of 2003 and the first quarter of 2004, we repaid certain amounts outstanding under our revolving credit facility with proceeds from the sale and lease-back of 34 O’Charley’s restaurant properties. See “— Liquidity and Capital Resources” for additional information regarding these arrangements.

O’Charley’s Franchising

      During December 2003, we entered into an exclusive multi-unit development agreement with Meritage Hospitality Group to develop and operate up to 15 new O’Charley’s restaurants in Michigan. Meritage Hospitality appointed Roger Zingle, a 25 year veteran of the restaurant industry, as its President and Chief Operating Officer of O’Charley’s of Michigan. We intend to enter into additional development agreements to franchise our O’Charley’s concept in other areas. We will continue to experience expenditures and losses in implementing our franchising initiative until such time, if ever, that we generate sufficient franchising revenue to cover these expenditures.

      Following is an explanation of certain items in our consolidated statement of earnings:

      Revenues consist of restaurant sales and, to a lesser extent, commissary sales. Restaurant sales include food and beverage sales and are net of applicable state and local sales taxes. Commissary sales represent sales to outside parties consisting primarily of sales of O’Charley’s branded food items, primarily salad dressings, to retail grocery chains, mass merchandisers and wholesale clubs.

      Cost of Food and Beverage primarily consists of the costs of beef, poultry, seafood, produce and alcoholic and non-alcoholic beverages. We believe our menus offer a broad selection of menu items and as a result there is not a high concentration of our food costs in any one product category. Generally, temporary increases in these costs are not passed on to customers; however, we have in the past generally adjusted menu prices to compensate for increased costs of a more permanent nature.

      Payroll and Benefits include payroll and related costs and expenses directly relating to restaurant level activities including restaurant management salaries and bonuses, hourly wages for restaurant level employees, payroll taxes, workers’ compensation, various health, life and dental insurance programs, vacation expense and sick pay. We have an incentive bonus plan that compensates restaurant management for achieving and exceeding certain restaurant level financial targets and performance goals.

      Restaurant Operating Costs include occupancy and other expenses at the restaurant level, except property and equipment depreciation and amortization. Supplies, rent, supervisory salaries, bonuses and related expenses, management training salaries, general liability and property insurance, property taxes, utilities, repairs and maintenance, outside services and credit card fees account for the major expenses in this category.

      Advertising, General and Administrative Expenses include all advertising and home office administrative functions that support the existing restaurant base and provide the infrastructure for future growth. Advertising, executive management and support staff salaries, bonuses and related expenses, data processing, legal and accounting expenses and office expenses account for the major expenses in this category.

      Depreciation and Amortization primarily includes depreciation on property and equipment calculated on a straight-line basis over the estimated useful lives of the respective assets. For periods prior to December 31, 2001, depreciation and amortization also includes amortization of goodwill, which related primarily to the acquisition of the Stoney River concept. In accordance with SFAS No. 142, beginning December 31, 2001, we no longer amortize goodwill.

      Preopening Costs include operating costs and expenses incurred prior to a new restaurant opening. The amount of preopening costs incurred in any one period includes costs incurred during the period for restaurants opened and under development. Our preopening costs may vary significantly from quarter to quarter primarily due to the timing of restaurant openings.

      The following information should be read in conjunction with “Selected Consolidated Financial Information” and our consolidated financial statements and the related notes thereto included and incorporated by reference in this prospectus. The following table reflects our operating results for 2001, 2002, and 2003 as a percentage of total revenues unless otherwise indicated. All fiscal years presented were comprised of 52 weeks.

	2001	2002	2003

Revenues:
Restaurant sales	99.1%	99.0%	99.3%
Commissary sales	0.9	1.0	0.7

	100.0%	100.0%	100.0%

Costs and expenses:
Cost of restaurant sales:(1)
Cost of food and beverage	29.3%	28.4%	29.3%
Payroll and benefits	31.3	31.2	33.4
Restaurant operating costs	17.4	17.3	18.4
Cost of commissary sales(2)	0.9	0.9	0.7
Advertising, general and administrative expenses	6.7	7.5	7.0
Depreciation and amortization(3)	5.0	5.1	4.8
Asset impairment and exit costs	1.3	—	—
Preopening costs	1.3	1.0	0.8
Income from operations	7.6	9.3	6.1
Interest expense, net	1.5	1.1	1.9
Debt extinguishment charge	—	—	0.2
Other, net	—	—	(0.1)

Earnings before income taxes and cumulative effect of change in accounting principle	6.1	8.2	4.1
Income taxes	2.1	2.9	1.3

Earnings before cumulative effect of change in accounting principle	4.0	5.3	2.8
Cumulative effect of change in accounting principle, net of tax	—	(1.2)	—

Net earnings	4.0%	4.1%	2.8%

(1)	As a percentage of restaurant sales.

(2)	Cost of commissary sales as a percentage of commissary sales was 93.9%, 93.5%, and 94.3% for fiscal years 2001, 2002 and 2003, respectively.

(3)	See note 1 to our consolidated financial statements for the year ended December 28, 2003 incorporated by reference herein for net earnings and earnings per share for fiscal 2001 as if SFAS No. 142 had been adopted at the beginning of fiscal 2001.

      The following tables set forth certain unaudited financial and other restaurant data relating to our restaurants:

	2001	2002	2003

Number of Restaurants:
O’Charley’s Restaurants:
In operation, beginning of year	138	161	182
Restaurants opened	24	24	26
Restaurant closed	(1)	(3)	(2)

In operation, end of year	161	182	206

Ninety Nine Restaurants:
Restaurants acquired	—	—	78
Restaurants opened	—	—	10
Restaurants closed	—	—	(1)

In operation, end of year	—	—	87

Stoney River Restaurants:
In operation, beginning of year	2	3	6
Restaurants opened	1	3	—

In operation, end of year	3	6	6

Average Weekly Sales per Restaurant:
O’Charley’s	$54,286	$53,574	$51,467
Ninety Nine	—	—	52,033
Stoney River	78,080	69,834	70,277

Change in Same Restaurant Sales(1):
O’Charley’s	1.9%	(0.1)%	(2.5)%
Ninety Nine	—	—	1.1%
Stoney River	(5.7)%	0.6%	1.6%

Change in Customer Visits(1):
O’Charley’s	1.4%	(2.6)%	(2.3)%

Average Check:
O’Charley’s	$11.28	$11.59	$11.60
Ninety Nine	—	—	13.78
Stoney River	33.40	37.11	37.42

(1)	When computing same restaurant sales and customer visits, restaurants open for at least 78 weeks are compared from period to period. Change in customer visits is not available for Ninety Nine and Stoney River.

Fiscal Year 2003 Compared with Fiscal Year 2002

Revenues

      During 2003, total revenues increased $259.1 million, or 51.8%, primarily related to the inclusion of $205.5 million of sales from the operations of Ninety Nine restaurants since we acquired that concept on January 27, 2003. Excluding the revenues of the Ninety Nine restaurants, revenues increased $53.6 million, or 10.7%.

      O’Charley’s restaurant sales increased $47.0 million, or 9.8%, as a result of the net addition of 24 restaurants during 2003, comprised of 26 new restaurants opened and the closure of two restaurants. Same restaurant sales for the O’Charley’s restaurants decreased 2.5% in 2003 as compared to 2002, due principally to a 2.3% decline in the number of customer visits. During the third fiscal quarter of 2003, we implemented sales-building initiatives that improved customer visits at the O’Charley’s restaurants during the third and fourth quarters of 2003 but adversely affected operating margins. Sales at our O’Charley’s restaurants were negatively affected in fiscal 2003 when customers and employees at one of our O’Charley’s restaurants were exposed to the Hepatitis A virus. See “Business — Legal Proceedings.” We believe that the Hepatitis A incident adversely affected sales at our nine Knoxville, Tennessee area restaurants during the fourth quarter of 2003 by approximately 20% as compared to the same prior-year period and adversely affected O’Charley’s same restaurant sales and customer visits for the fourth quarter by approximately 100 basis points. Although comparable sales at our Knoxville area restaurants have improved sequentially since the outbreak was first publicized, we expect the negative publicity surrounding the Hepatitis A incident will continue to adversely affect sales at our O’Charley’s restaurants in 2004.

      Ninety Nine restaurant sales were $205.5 million for the period since its acquisition on January 27, 2003. Same restaurant sales for Ninety Nine restaurants were up 1.1% for 2003, compared with 2002.

      Stoney River restaurant sales increased $6.1 million, or 38.9%, due primarily to full year effect of the three new restaurants opened in 2002, same restaurant sales increases of 1.6% in 2003 as compared to 2002 and higher sales volumes at new restaurants.

Cost of Food and Beverage

      Beginning in the second quarter of 2003 and continuing through the end of 2003, cost of food and beverage increased as a percentage of restaurant sales compared to the same prior-year period as commodity costs, primarily the cost of red meat, poultry and lettuce, increased as compared to the same prior-year period. In addition to the higher commodity costs, the sales-building initiatives we implemented during the third fiscal quarter of 2003 at our O’Charley’s restaurants included promotions of lower priced items, and a price reduction on certain menu items, both of which increased our food cost as a percentage of restaurant sales.

      More recently, the cost of red meat has become erratic as bovine spongiform encephalopathy (BSE) was confirmed in a dairy cow in Washington in December 2003. It appears that domestic consumer reaction was muted from this event and consumer beef demand has remained relatively strong. Overall beef costs have declined since the discovery of BSE due to various factors including the reduction in beef exports. Following the BSE discovery, avian influenza (AI) in broiler flocks has been reported in a number of Asian countries. Some international consumers reacted to the finding of AI by increasing imports of U.S. poultry products after banning imports from these Asian countries. This change in U.S. poultry export demand drove prices sharply higher. However, more recently there were broiler flocks in the United States that tested positive for AI, causing the higher prices to moderate as a number of major importers have placed bans on imports from the United States pending additional test results of these flocks. We are unable to predict the repercussions of the BSE and AI discoveries on consumer demand and commodity costs.

      During the first quarter of 2004, we expect commodity costs will average 3% to 4% higher compared to the same prior-year period due principally to higher poultry and red meat costs. For fiscal 2004, however, we expect commodity costs to moderate to average 0% to 1% higher compared to the same prior-year period due principally to higher poultry costs, offset by flat to slightly lower red meat costs. Various factors beyond our control, including adverse weather conditions, governmental regulation, production, availability, recalls of food products and seasonality, may affect our commodity costs. We also expect to continue to realize improvements in our meat yields of approximately 4% at our new commissary meat facility that has been in operation since the third quarter of 2003. We believe our expected yield improvement for 2004 equates to an estimated red meat cost savings of approximately $1.0 million.

Payroll and Benefits

      During 2003, we improved the insurance benefits offered to O’Charley’s and Stoney River hourly employees to enable us to attract and retain the most qualified candidates available. These improvements resulted in a $2.6 million, or 50 basis point, increase in our payroll and benefits costs and expenses in 2003. In addition to the improved insurance benefits, payroll and benefit costs increased as a percent of restaurant sales in 2003 as a result of the higher average wage rates for the Ninety Nine managers and hourly co-workers, lower average weekly sales at O’Charley’s, which increased the percentage of fixed payroll costs, and increased service levels we introduced with the sales-building plan at O’Charley’s. Partially offsetting these increases was a decrease in restaurant level bonus expense. Restaurant management compensation is based, in part, on restaurant sales and profitability, and since both were below our annual targets we paid less bonus compensation during 2003.

Restaurant Operating Costs

      Restaurant operating costs increased in 2003 primarily due to the higher base of restaurants that are leased by Ninety Nine, and to higher utility costs, primarily natural gas from increased usage due to inclement winter weather in the first quarter of 2003 and rate increases through the year. These increases were partially offset by lower supervisory bonus expense in 2003 compared to the same prior-year period. Restaurant supervisor compensation is based, in part, on restaurant sales and profitability, and since both were below our annual targets we paid less bonus compensation during 2003.

      During 2003, we completed sale and lease-back transactions pursuant to which we sold 28 O’Charley’s restaurant properties for aggregate gross proceeds of approximately $59.1 million. During the first quarter of 2004, we completed transactions involving the sale of six additional O’Charley’s restaurant properties for aggregate gross proceeds of approximately $12.1 million. The leases that we have entered into in connection with the $71.2 million sale and lease-back transactions will require us to expense on a straight-line basis approximately $4.9 million annually, including the amortization of the $16.9 million deferred gain, over the 20-year lease term.

      We may enter into one or more additional sale and lease-back transactions in 2004 pursuant to which we may sell and lease-back up to seven O’Charley’s restaurant properties for estimated aggregate gross proceeds of $13.8 million. We cannot assure you, however, that these proposed sale and lease-back transactions will be completed or, if we do complete these transactions, that the terms will not differ, perhaps significantly, from those reflected in this prospectus. We expect the recently completed $71.2 million of sale and lease-back transactions and, if completed, the proposed $13.8 million sale and lease-back transactions will increase rent expense by approximately $6.0 million on an annual basis, including the amortization of the related deferred gain over the lease term. For the first fiscal quarter of 2004, we expect to have approximately $1.8 million of additional net rent expense from these sale and lease-back transactions.

Advertising, General and Administrative Expenses

      In 2003, advertising expenditures increased 43.6% to $24.4 million from $17.0 million in 2002 and, as a percentage of total revenues, declined to 3.2% in 2003 from 3.4% in 2002. The increase in advertising was primarily due to the acquisition of Ninety Nine and as part of the sales-building initiatives at O’Charley’s. Advertising expenditures were lower, as a percentage of revenues, as Ninety Nine spends less on advertising as a percent of restaurant sales compared to O’Charley’s restaurants. General and administrative expenses increased 40.7% to $29.1 million in 2003 from $20.7 million in 2002, and as a percentage of total revenues decreased to 3.8% in 2003 from 4.1% in 2002. During the first fiscal quarter of 2003, we adopted a deferred compensation plan for the senior management of Ninety Nine that increased general and administrative costs. In addition, we incurred incremental costs, primarily in salaries and related expenses, associated with operating multiple concepts, which increased general and administrative expenses. These increases were offset primarily by a decrease in bonus expense. Executive and senior management compensation is based, in part, on our sales and profitability, and since both were below our annual targets we paid less bonus compensation during 2003.

Depreciation and Amortization

      The decrease in depreciation and amortization expense as a percentage of total revenues in 2003 was primarily attributable to the acquisition of Ninety Nine, which leases all of its restaurants. During 2004, we will have less depreciation expense as a result of no longer depreciating the 28 O’Charley’s properties included in the recently completed $71.2 million sale and lease-back transactions and, if completed, the approximately seven O’Charley’s properties included in the proposed $13.8 million sale and lease-back transactions.

Preopening Costs

      In 2003, preopening costs declined as a percentage of total revenues due primarily to lower average cost for each new restaurant opening in 2003 as compared to 2002. Currently, we incur average preopening costs of approximately $200,000 for each new O’Charley’s and Stoney River restaurant and approximately $130,000 for each new Ninety Nine restaurant.

Interest Expense

      Interest expense increased in 2003 primarily due to increased borrowings incurred to finance the acquisition of Ninety Nine coupled with higher average interest rates under our credit facility.

Income Taxes

      Our income tax rate in 2003 was 32.2% which is lower than the 34.8% income tax rate in the previous two years. This income tax rate reduction occurred primarily because of higher income tax credits, primarily FICA tip credits, relative to the lower than expected earnings. The tax credits increased as expected in 2003 while pre-tax earnings decreased in 2003. For the first quarter of 2004, we currently expect the income tax rate to be in the mid- to high-32% range.

Diluted Weighted Shares

      The increase in diluted weighted shares relates primarily to the shares issued and committed to be issued in connection with the acquisition of Ninety Nine. We issued approximately 941,000 shares at the closing of the acquisition, 390,586 shares on the first anniversary and will issue the remaining approximately 1.4 million shares over the next five years. Since the remaining shares to be issued are not contingent on any future event other than the passage of time, they are included in the weighted share calculations.

Fiscal Year 2002 Compared with Fiscal Year 2001

Revenues

      Total revenues increased $55.0 million, or 12.4%, primarily as a result of an increase in restaurant sales of $54.2 million, or 12.3%. The increase in restaurant sales was attributable to the net addition of 21 O’Charley’s restaurants and three new Stoney River restaurants opened in 2002 and a 0.6% same restaurant sales increase for the Stoney River concept, partially offset by a 0.1% same restaurant sales decline at our O’Charley’s restaurants. The overall check average for the O’Charley’s concept was $11.59 in 2002 compared to $11.28 in 2001. Customer visits at our O’Charley’s restaurants decreased approximately 2.6% during fiscal 2002. During the second quarter of 2001, we implemented a value menu promotion at O’Charley’s in response to the slowing economy, which lowered the price of certain entrees. We believe this promotion generated positive customer visits and lowered our average check in 2001. We believe our customer visits were lower in 2002, in part, as a result of not having a similar value promotion in 2002. During the third quarter of 2002, we increased menu prices by approximately 3.1% in approximately two-thirds of our O’Charley’s restaurants. During the fourth quarter of 2002, we introduced a new menu in all of our O’Charley’s restaurants that included a menu price increase of approximately 3.1% for the remaining one-third of our restaurants that had not taken the menu price increase during the third quarter of 2002. We believe the increase in our check average was the result of the combination of the menu price increase taken in 2002 and the absence of a value promotion in 2002 similar to the one in 2001. The increase in same restaurant sales at our Stoney River restaurants resulted from an increase in check average, partially offset by a decrease in customer visits.

Cost of Food and Beverage

      During 2002, cost of food and beverage decreased as a percent of restaurant sales primarily related to an overall reduction in the cost of certain food items and continued improvements in operating efficiencies at our restaurants and commissary. We experienced lower costs in red meat, pork, poultry and dairy costs, partially offset by increases in certain produce costs.

Payroll and Benefits

      Payroll and benefits expense in 2002 declined slightly as a percent of restaurant sales compared to 2001, due to lower restaurant level bonuses and workers compensation expenses, offset by a modest increase in hourly wage rates and increased salaries for restaurant management in 2002.

Restaurant Operating Costs

      Restaurant operating costs remained relatively flat as a percent of restaurant sales in 2002. In 2002, we experienced higher overall restaurant occupancy and operating costs due primarily to increases in repair and maintenance cost, general liability insurance and credit card fees partially offset by lower utility costs compared to 2001. We also experienced a decrease in supervisory expenses in 2002 as a percentage of total restaurant sales due primarily to lower management training salaries.

Advertising, General and Administrative Expenses

      Advertising expenditures increased 28.1% to $17.0 million in 2002 from $13.3 million in 2001 and, as a percentage of total revenues, increased to 3.4% in 2002 from 3.0% in 2001. The increase in advertising expenditures was in response to the continued weakness of the U.S. economy. An increase in television costs represented the primary share of the overall increase in advertising expenditures. General and administrative expenses increased 23.9% to $20.7 million in 2002 from $16.7 million in 2001, and as a percentage of total revenues increased to 4.1% in 2002 from 3.8% in 2001. The increase in general and administrative expenses was primarily due to increased bonus expenses and integration costs associated with the 2003 acquisition of Ninety Nine partially offset by lower legal costs.

Depreciation and Amortization

      As a percentage of total revenues, depreciation and amortization increased slightly in 2002, due primarily to new restaurants opened in 2002 and capital expenditures for improvements to existing restaurants, which offset the lack of goodwill amortization in 2002.

Preopening Costs

      The decline in preopening costs in 2002 as a percent of total revenues was primarily attributable to lower average cost per restaurant opening in 2002 compared to 2001.

Interest Expense

      Interest expense decreased in 2002 as a result of overall lower interest rates. The weighted average interest rate on our revolving credit facility decreased to 3.7% in 2002 as compared with 5.2% in 2001 due to lower short-term LIBOR rates in 2002.

      In 2002, we recorded a non-cash pre-tax charge of $9.9 million ($6.1 million net of tax or $0.31 per diluted share) as a cumulative effect of a change in accounting principle as a result of our evaluation of the goodwill carrying value of the Stoney River reporting unit.

Quarterly Financial and Restaurant Operating Data

      The following is a summary of certain unaudited quarterly results of operations data for each of the last three fiscal years. For accounting purposes, the first quarter consists of 16 weeks and the second, third and fourth quarters each consist of 12 weeks. As a result, some of the variations reflected in the following table are attributable to the different lengths of the fiscal quarters.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(dollars in thousands, except per share data)
2001(1)
Revenues	$130,084	$103,335	$105,757	$105,755
Income from operations	$12,771	$8,800	$2,146	$9,982
Net earnings	$6,738	$4,860	$495	$5,459
Basic earnings per common share	$0.42	$0.26	$0.03	$0.29
Diluted earnings per common share	$0.39	$0.25	$0.03	$0.28
Restaurants in operation, end of quarter	149	157	162	164

2002(2)
Revenues	$149,632	$115,141	$116,622	$118,517
Income from operations	$13,946	$10,446	$10,277	$11,828
Net earnings	$1,935	$5,975	$5,902	$6,856
Basic earnings per common share	$0.10	$0.32	$0.31	$0.36
Diluted earnings per common share	$0.10	$0.30	$0.30	$0.35
Restaurants in operation, end of quarter	171	177	183	188

2003(3)
Revenues	$215,084	$179,214	$181,720	$182,993
Income from operations	$17,337	$12,704	$7,814	$8,815
Net earnings	$8,895	$6,114	$3,407	$2,857
Basic earnings per common share	$0.43	$0.28	$0.15	$0.13
Diluted earnings per common share	$0.41	$0.27	$0.15	$0.13
Restaurants in operation, end of quarter	277	287	296	299

(1)	During the third quarter of 2001, management decided to close five restaurants. As a result, we recorded a non-cash charge of $5.0 million pursuant to the provisions of Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of to reflect the differences between the fair value and net book value of the assets, and a charge of $800,000 for exit costs associated with the closure of such locations.

(2)	We incurred an after-tax charge of $6.1 million, or $0.31 per diluted share, which was recorded as a cumulative effect of a change in accounting principle as of the beginning of fiscal 2002 associated with the adoption of Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets. The charge was related to the write off of goodwill associated with the Stoney River acquisition in May 2000.

(3)	On January 27, 2003, we acquired Ninety Nine Restaurant and Pub for $116.0 million in cash and approximately 2.34 million shares of common stock. Ninety Nine operated 78 restaurants at January 27, 2003. The earnings above include the earnings of Ninety Nine for the period from January 27, 2003 through December 28, 2003.

Liquidity and Capital Resources

      Our primary sources of capital have historically been cash provided by operations, borrowings under our credit facilities, capitalized lease obligations and sales of common stock. Our principal capital needs have historically arisen from property and equipment additions, acquisitions, and payments on long-term debt and capitalized lease obligations. In addition, we lease a substantial number of our restaurants under operating leases, as described below, and have substantial operating lease obligations. Our working capital historically has had current liabilities in excess of current assets due to cash reinvestments in long-term assets, mostly property and equipment additions, which we do not believe indicates a lack of liquidity.

      On January 27, 2003, we completed the acquisition of Ninety Nine Restaurant and Pub for $116.0 million in cash and approximately 2.34 million shares of our common stock, plus the assumption of certain liabilities of Ninety Nine. Of the stock portion of the purchase price, we delivered approximately 941,000 shares at closing, 390,586 shares on the first anniversary of the closing, and will deliver approximately 408,000 on each of the second and third anniversaries of the closing and 94,000 shares on each of the fourth and fifth anniversaries of the closing.

      In conjunction with the acquisition of Ninety Nine, we entered into a $300 million senior secured credit facility, comprised of a $200 million revolving credit facility and a $100 million term loan, to fund the cash portion of the purchase price of Ninety Nine, repay the previous revolving credit facility and provide capital for future growth. This credit facility remained in place through the first four weeks of the fourth quarter of 2003 and was secured by all our tangible and intangible assets and the capital stock of our subsidiaries. The revolving credit facility had outstanding borrowings of $128.1 million at October 5, 2003, which accrued interest at a rate of LIBOR plus 2.75%. The term loan balance at the end of the third quarter of 2003 was $95.0 million, which accrued interest at a rate of LIBOR plus 4.0%. The weighted average interest rate on the outstanding borrowings under this credit facility at the end of the third quarter of 2003 was 5.8%, compared to 3.4% at the end of the same prior-year period.

      In the fourth quarter of 2003, we amended and restated our credit facility and issued $125.0 million aggregate principal amount of the notes. The proceeds from the note offering were used to repay the term loan and to repay a portion of the revolving credit loan under our bank credit facility. Interest on the notes accrues at a fixed rate of 9.0% and is payable semi-annually on May 1 and November 1 of each year commencing May 1, 2004. The notes mature on November 1, 2013. The notes are unsecured, senior subordinated obligations and rank junior in right of payment to all of our existing and future senior debt (as defined in the indenture governing the notes). At any time before November 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to 109% of the principal amount of the notes, plus accrued and unpaid interest, with the cash proceeds of certain equity offerings. We may also redeem all or a portion of the notes on or after November 1, 2006 at the redemption prices set forth in the indenture governing the notes. The notes are guaranteed on an unsecured, senior subordinated basis by certain of our subsidiaries.

      Our current bank credit facility consists of a revolving credit facility in a maximum principal amount of $125.0 million. The facility has a four-year term maturing in 2007, and bears interest, at our option, at either LIBOR plus a specified margin ranging from 1.25% to 2.25% based on certain financial ratios or the base rate, which is the higher of the lender’s prime rate and the federal funds rate plus 0.5%, plus a specified margin from 0.0% to 1.0% based on certain financial ratios. The credit facility imposes restrictions on us with respect to the incurrence of additional indebtedness, sales of assets, mergers, acquisitions, joint ventures, investments, repurchases of stock and the payment of dividends. In addition, the credit facility requires us to comply with certain specified financial covenants, including covenants and ratios relating to our senior secured leverage, maximum adjusted leverage, minimum fixed charge coverage, minimum asset coverage and maximum capital expenditures. The credit facility contains certain events of default, including an event of default resulting from certain changes in control. At December 28, 2003, the credit facility was secured by all of our tangible and intangible assets and capital stock as of the date of the credit agreement. We were in compliance with such covenants at December 28, 2003.

      During the fourth quarter of 2003, we also completed two sale and lease-back transactions. The first transaction, completed on October 17, 2003, involved the sale of 23 of our O’Charley’s restaurant properties for aggregate gross proceeds of approximately $50.0 million. The second transaction, completed on November 7, 2003, involved the sale of five of our O’Charley’s restaurants for aggregate gross proceeds of approximately $9.1 million. During the first quarter of 2004, we completed a transaction involving the sale of six of our O’Charley’s restaurants for aggregate gross proceeds of approximately $12.1 million. All of these sales were made to an unrelated entity who then leased the properties back to us. The leases that we entered into in connection with these transactions require us to make additional future minimum lease payments aggregating approximately $119.4 million over the 20-year term of the leases, or an average of approximately $6.0 million annually. The leases also provide for the payment of additional rent beginning in the sixth year of the lease term based on increases in the Consumer Price Index. The net proceeds from these transactions were used to pay down indebtedness under our bank credit facility.

      We may enter into one or more additional sale and lease-back transactions totaling aggregate gross proceeds of approximately $13.8 million in 2004. We plan to use the proceeds from these transactions, if completed, to reduce indebtedness under our credit facility. We cannot assure you that these proposed sale and lease-back transactions will be completed or, if we do complete these transactions, the terms will not differ, perhaps substantially, from those of the recently completed transactions described above.

      From time to time, we have entered into interest rate swap agreements with certain financial institutions. These swap agreements may effectively convert some of our obligations that bear interest at variable rates into fixed rate obligations and may convert some of our obligations that bear interest at fixed rates into variable interest rate obligations. As of December 28, 2003, we had interest rate swap agreements with commercial banks, which effectively fixed the interest rate on $20.0 million of our outstanding variable-rate debt at a weighted-average interest rate of approximately 5.6%. The corresponding floating rates of interest received on those notional amounts are based on one month LIBOR rates and are typically reset on a monthly basis, which is intended to coincide with the pricing adjustments on our credit facility. The swap agreement with respect to $10.0 million of our indebtedness expired in January 2004. The swap agreement relating to the remaining $10.0 million of our indebtedness expires in January 2006. During the first quarter of 2004, we entered into additional interest rate swap agreements with a financial institution that effectively convert a portion of the fixed-rate indebtedness related to the notes into variable-rate obligations. The total notional amount of these swaps was $100.0 million and is based on the six-month LIBOR rate in arrears plus a specified margin, the average of which is 3.9%. The terms and conditions of these swaps mirror the interest terms and conditions on the notes. These swap agreements expire in January 2014.

      In October 2003, we announced an authorization to repurchase up to $25.0 million of our common stock. Any repurchases will be made from time to time in open market transactions or privately negotiated transactions at our discretion. To date, we have not repurchased any shares of our common stock under this authorization. Any repurchases will be funded with borrowings under our bank credit facility.

      Net cash flows used by investing activities in 2003 included approximately $114.3 million cash paid for the acquisition of Ninety Nine, net of cash acquired, capital expenditures incurred principally for building new restaurants, improvements to existing restaurants, a new USDA-inspected meat facility at our Nashville commissary and technological improvements at our home office. Capital expenditures were $67.6 million in 2003, excluding $20.0 million of new restaurant equipment financed through capitalized lease obligations, compared to $69.7 million in 2002 and $73.5 million in 2001. During 2003, we paid approximately $10.9 million in debt issuance costs, which will be amortized over the matching term of the related debt instrument. Our 2004 capital budget includes approximately $60 million to $65 million for capital expenditures, excluding new restaurant equipment financed through capitalized lease obligations. These expenditures are for an estimated 15 additional O’Charley’s restaurants, 12 to 14 additional Ninety Nine restaurants, up to two additional Stoney River restaurants, improvements to existing restaurants and the commissary and home office additions. There can be no assurance that actual capital expenditures for 2004 will not vary significantly from budgeted amounts based upon a number of factors, including the timing of additional purchases of restaurant sites and the opening of new restaurants.

      Payments on long-term debt were $198.0 million, $0.1 million, and $41.9 million in 2003, 2002, and 2001, respectively. Included in the 2003 long-term debt payments is $198.0 million associated with outstanding balances under credit facilities that were refinanced with the above-mentioned financing sources. Payments on capitalized lease obligations were $9.6 million, $7.5 million, and $7.7 million in 2003, 2002, and 2001, respectively.

      The following tables set forth our capital structure and certain financial ratios and financial data at and for the fiscal years ended December 29, 2002 and December 28, 2003:

	2002		2003

($ in thousands)	$	%	$	%

Revolving credit facility	$98,000	27.1%	$40,000	7.8%
Secured mortgage note payable (including current portion)	181	0.0	164	0.0
Capitalized lease obligations (including current portion)	33,921	9.4	44,465	8.7

Total senior debt	132,102	36.5	84,629	16.5
Senior subordinated notes	0	0.0	125,000	24.4

Total debt	132,102	36.5	209,629	40.9
Shareholders’ equity	229,964	63.5	303,135	59.1

Total capitalization	$362,066	100.0%	$512,764	100.0%

Adjusted total debt(1)(2)	$199,350		$381,589
Adjusted total capitalization(1)(2)	$429,314		$684,724

	As of or for the year ended

	December 29,		December 28,
($ in thousands)	2002		2003

EBITDA(1)(3)	$72,142		$81,882
Ratio of total debt to EBITDA	1.8	x	2.6	x
Ratio of EBITDA to interest expense, net	13.0	x	5.8	x
Ratio of total debt to total capitalization	37%		41%
Ratio of adjusted total debt to adjusted total capitalization	46%		56%

(1)	We believe EBITDA, adjusted total debt and adjusted total capitalization are useful measurements to investors because they are commonly used as analytical indicators to evaluate performance and measure leverage capacity and debt service ability. These measures are also components in the financial covenants contained in our bank credit facility and are used by management and investors to ascertain compliance with these covenants. These measures should not be considered as measures of financial performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”). EBITDA, adjusted total debt and adjusted total capitalization should not be considered in isolation or as alternatives to financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. EBITDA, adjusted total debt and adjusted total capitalization, as presented, may not be comparable to similarly titled measures of other companies.

(2)	Adjusted total debt represents the sum of long-term debt and capitalized lease obligations, in each case including current portion, plus the product of (a) rent expense for the 52 weeks ended December 29, 2002 and December 28, 2003, respectively, multiplied by (b) eight. Adjusted total capitalization represents the sum of long-term debt and capitalized lease obligations, in each case including current portion, shareholders’ equity, plus the product of (a) rent expense for the 52 weeks ended December 29, 2002 and December 28, 2003, respectively, multiplied by (b) eight. Rent expense is multiplied by eight to provide a lease-debt equivalent which is the method used to calculate the financial covenants under our existing credit facility. The following table reconciles adjusted total debt and adjusted total capitalization, as described above, to the long-term debt and capitalized lease obligations, in each case including current portion, shareholders’ equity and rent expense as reflected in our consolidated balance sheets and the notes to the consolidated financial statements:

	Fiscal Years

($ in thousands)	2002	2003

Current portion of long-term debt and capitalized leases	$8,015	$10,031
Add:
Long-term debt, net of current portion	98,164	165,145
Capitalized lease obligations, net of current portion	25,923	34,453

Total debt	132,102	209,629
Add eight times:
Rent Expense	67,248	171,960

Adjusted total debt	199,350	381,589
Add:
Shareholders’ Equity	229,964	303,135

Adjusted total capitalization	$429,314	$684,724

(3)	EBITDA represents earnings before cumulative effect of change in accounting principle before interest expense, income taxes, and depreciation and amortization. The following table reconciles EBITDA, as described above, to earnings before cumulative effect of change in accounting principle, and to cash flows provided by operating activities as reflected in our consolidated statements of earnings and consolidated statements of cash flows:

	Fiscal Years

($ in thousands)	2002	2003

Earnings before cumulative effect of change in accounting principle	$26,791	$21,273
Add:
Income tax expense	14,268	10,096
Interest expense, net	5,556	14,153
Depreciation and amortization	25,527	36,360

EBITDA	$72,142	$81,882

	Fiscal Years

($ in thousands)	2002	2003

Cash flows provided by operating activities	$64,641	$67,726
Add:
Changes in working capital items excluding changes in accrued current income taxes and accrued interest	7,501	14,156

EBITDA	$72,142	$81,882

      Based upon the current level of operations and anticipated growth, we believe that available cash flow from operations, combined with the available borrowings under our bank credit facility and capitalized lease arrangements, will be adequate to meet the anticipated future requirements for working capital and capital expenditures through at least the next 12 months. We have historically produced insufficient cash flow from operations to fund our working capital and capital expenditures and, accordingly, our ability to meet our anticipated capital needs is dependent on our ability to continue to access external financing, particularly borrowings under our credit facility. In addition, our growth strategy includes possible acquisitions or strategic joint ventures. Any acquisitions, joint ventures or other growth opportunities may require additional external financing. There can be no assurances that such sources of financing will be available to us or that any such financing would not negatively impact our earnings.

Contractual Obligations and Commercial Commitments

      The following tables set forth our contractual obligations and commercial commitments at December 28, 2003.

		Payments Due by Period

Contractual Obligation	Total	1 Yr	2-3 Yrs	4-5 Yrs	Thereafter

	(in thousands)
Long-term debt	$165,164	$19	$44	$40,053	$125,048
Capitalized lease obligations(1)	49,664	11,773	21,592	13,261	3,038
Operating leases(2)	397,877	23,758	47,620	48,266	278,233
Interest rate swaps	1,228	614	614	—	—
Unconditional purchase obligations(3)	52,776	27,427	13,875	10,214	1,260

Total contractual cash obligations	$666,709	$63,591	$83,745	$111,794	$407,579

		Amount of Commitment Expiration per Period
	Total
Other Commercial Commitments	Committed	1 Yr	2-3 Yrs	4-5 Yrs	Thereafter

	(in thousands)
Line of credit(4)	$125,000	—	—	$125,000	—

(1)	Capitalized lease obligations include the $5.2 million interest component.

(2)	The operating lease commitments exclude the minimum lease obligations totaling $21.3 million arising from the sale and lease-back transaction consummated in the first quarter of 2004.

(3)	These purchase obligations are primarily fixed volume, fixed price food and beverage contracts. In situations where the price is based on market prices, we use the existing market prices at December 28, 2003 to determine the amount of the obligation. Of the total unconditional purchase obligations shown, $14.7 million are based on variable pricing.

(4)	This pertains to our revolving line of credit of which $40.0 million is included in long-term debt shown above.

Critical Accounting Policies

      Our critical accounting policies are as follows:

•	Property and equipment

•	Excess of cost over fair value of net assets acquired (goodwill) and trademarks

•	Impairment of long-lived assets

Property and Equipment

      As discussed in note 1 to our consolidated financial statements for the year ended December 28, 2003, incorporated by reference herein, our property and equipment are stated at cost and depreciated on a straight-line method over the following estimated useful lives: building and improvements — 30 years; furniture, fixtures and equipment — 3 to 10 years. Leasehold improvements are amortized over the lesser of the asset’s estimated useful life or the expected lease term. Equipment under capital leases is amortized to its expected value at the end of the lease term. Gains or losses are recognized upon the disposal of property and equipment, and the asset and related accumulated depreciation and amortization are removed from the accounts. Maintenance, repairs and betterments that do not enhance the value of or increase the life of the assets are expensed as incurred.

      Inherent in the policies regarding property and equipment are certain significant management judgments and estimates, including useful life, residual value to which the asset is depreciated, the expected value at the end of the lease term for equipment under capital leases, and the determination as to what constitutes enhancing the value of or increasing the life of assets. These significant estimates and judgments, coupled with the fact that the ultimate useful life and economic value at the end of a lease are typically not known until the passage of time, through proper maintenance of the asset, or through continued development and maintenance of a given market in which a restaurant operates can, under certain circumstances, produce distorted or inaccurate depreciation and amortization or, in some cases result in a write down of the value of the assets under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. See “Critical Accounting Policies — Impairment of Long-Lived Assets.”

      We believe that our accounting policy for property and equipment provides a reasonably accurate means by which the costs associated with an asset are recognized in expense as the cash flows associated with the asset’s use are realized.

Excess of Cost Over Fair Value of Net Assets Acquired (Goodwill) and Trademarks

      As discussed in note 1 to our consolidated financial statements for the year ended December 28, 2003, incorporated by reference herein, as of December 29, 2002, we no longer amortize goodwill and other indefinite life intangible assets. Beginning in fiscal 2002, we adopted SFAS No. 142 Goodwill and Other Intangibles. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

      At December 28, 2003, we have $93.1 million in goodwill and $25.9 million in indefinite life intangible assets shown in our consolidated balance sheet related to the acquisition of Ninety Nine Restaurant and Pub. The determination of the estimated useful lives and whether these assets are impaired involves significant judgments based upon short and long-term projections of future performance. Certain of these forecasts reflect assumptions regarding our ability to successfully integrate the Ninety Nine concept and to maintain the financial performance that this concept has experienced over its recent history. Changes in strategy, new accounting pronouncements and/or market conditions may result in adjustments to recorded asset balances. For example, we incurred an after-tax charge of $6.1 million, or $0.31 per diluted share, which was recorded as a cumulative effect of a change in accounting principle as of the beginning of fiscal 2002 associated with the adoption of SFAS No. 142. The charge was related to the goodwill associated with the Stoney River acquisition.

      As discussed earlier, on January 27, 2003, we acquired Ninety Nine Restaurant and Pub for $116 million in cash and approximately 2.34 million shares of our common stock. We completed a valuation of the assets and liabilities of Ninety Nine and allocated the purchase price to the acquired tangible and intangible assets and liabilities, including $25.9 million related to trademarks, with the remaining amount of $93.1 million being allocated to goodwill. We selected the first day of each new fiscal year as the date on which we will test the goodwill and trademarks for impairment. We completed a valuation of the goodwill pursuant to SFAS No. 142 as of December 29, 2003, the first day of fiscal 2004 and our valuation showed that the fair value of the reporting unit exceeded its net book value and no impairment charge was needed.

Impairment of Long-Lived Assets

      As discussed in note 1 to our consolidated financial statements for the year ended December 28, 2003, incorporated by reference herein, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

      The judgments made related to the ultimate expected useful life and our ability to realize undiscounted cash flows in excess of the carrying value of an asset are affected by such issues as ongoing maintenance of the asset, continued development of a given market within which a restaurant operates, including the presence of traffic generating businesses in the area, and our ability to operate the restaurant efficiently and effectively. We assess the projected cash flows and carrying values at the restaurant level, which is the level where identifiable cash flows are largely independent of the cash flows of other groups of assets, whenever events or changes in circumstances indicate that the long-lived assets associated with a restaurant may not be recoverable.

      We believe that our accounting policy for impairment of long-lived assets provides reasonable assurance that any assets that are impaired are written down to their fair value and a charge is taken in earnings on a timely basis.

Other Accounting Matters

      As discussed in note 1 to our consolidated financial statements for the year ended December 28, 2003, incorporated by reference herein, we account for our stock option plans in accordance with SFAS No. 123, Accounting for Stock-based Compensation. SFAS 123 encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, SFAS No. 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principle Board Opinion No. 25 (“APB 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock on the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. We currently apply the provisions of APB 25 to account for our stock option plans. Stock options issued to-date pursuant to our stock options plans have had no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them. We have provided in the notes to our consolidated financial statements for the year ended December 28, 2003, incorporated by reference herein, pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1999 and subsequent years as if the fair-value-based method defined in SFAS 123 had been applied. As of December 28, 2003, we had options to purchase approximately 3.7 million shares of common stock outstanding at an average exercise price of $16.54 per share.

      The Financial Accounting Standards Board is considering changes to the accounting model for stock-based compensation. In the event that accounting rules associated with stock options were to change to require all entities to expense the fair value of stock options granted, our consolidated statement of earnings would be adversely impacted.

Recent Accounting Pronouncements

      In April 2002, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendments of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishments of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale and leaseback accounting for certain lease modifications that have economic effects similar to sale and leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 did not have a material effect on our consolidated financial statements. We recognized a $1.8 million charge in the fourth quarter of 2003 related to our $125 million bank credit facility. The charge was reflected as a component of Other (Income) Expense in our consolidated statement of earnings.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51. This Interpretation addresses how a business enterprise should evaluate whether it has a controlling financial interest in any entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46. We will be required to apply FIN 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. We continue to evaluate the impact, if any, that FIN 46R will have on our consolidated financial statements.

      On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period ending after December 15, 2003. We adopted the provisions of the statement on July 14, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

Impact of Inflation

      The impact of inflation on the cost of food, labor, equipment, land and construction costs could adversely affect our operations. A majority of our employees are paid hourly rates related to federal and state minimum wage laws. As a result of increased competition and the low unemployment rates in the markets in which our restaurants are located, we have continued to increase wages and benefits in order to attract and retain management personnel and hourly employees. In addition, most of our leases require us to pay taxes, insurance, maintenance, repairs and utility costs, and these costs are subject to inflationary pressures. We attempt to offset the effect of inflation through periodic menu price increases, economies of scale in purchasing and cost controls and efficiencies at our restaurants.

BUSINESS

      We are a leading casual dining restaurant company headquartered in Nashville, Tennessee. We own and operate three restaurant concepts under the “O’Charley’s,” “Ninety Nine Restaurant and Pub” and “Stoney River Legendary Steaks” tradenames. Our two primary concepts, O’Charley’s and Ninety Nine, are leading casual dining concepts in their respective operating markets. At December 28, 2003, we operated 206 O’Charley’s restaurants in 16 states in the Southeast and Midwest regions, 87 Ninety Nine restaurants in seven Northeastern states, and six Stoney River restaurants in the Southeast and Midwest.

Our Restaurant Concepts

O’Charley’s

      We acquired the original O’Charley’s restaurant in Nashville, Tennessee in May 1984. O’Charley’s is a casual dining restaurant concept whose strategy is to differentiate its restaurants by serving high-quality, freshly prepared food at moderate prices and with attentive customer service. O’Charley’s restaurants are intended to appeal to a broad spectrum of customers from a diverse income base, including mainstream casual dining customers, as well as upscale casual dining and value oriented customers.

      The O’Charley’s menu is mainstream, but innovative and distinctive in taste. The O’Charley’s menu features approximately 55 items including USDA Choice hand-cut and aged steaks, baby-back ribs basted with our own tangy BBQ sauce, a variety of seafood, fresh-cut salads with special recipe salad dressings and O’Charley’s signature caramel pie. All entrees are cooked to order and feature a selection of side items in addition to our hot, freshly-baked yeast rolls. We believe the large number of freshly prepared items on the O’Charley’s menu helps differentiate our O’Charley’s concept from other casual dining restaurants.

      O’Charley’s restaurants are open seven days a week and serve lunch, dinner and Sunday brunch and offer full bar service. Specialty menu items include “limited-time” promotions, O’Charley’s Lunch Club, special selections, a special kids menu and a “kids eat free” program in selected markets. We are continually developing new menu items for our O’Charley’s restaurants to respond to changing customer tastes and preferences. Lunch entrees range in price from $5.99 to $9.99, with dinner entrees ranging from $6.99 to $16.99. In 2003, the average check per customer, including beverages, was $11.60.

      We seek to create a casual, neighborhood atmosphere in our O’Charley’s restaurants through an open layout and exposed kitchen and by tailoring the decor of our restaurants to the local community. The exterior typically features bright red and green neon borders, multi-colored awnings and attractive landscaping. The interior typically is open, casual and well lighted and features warm woods, exposed brick, color prints and hand-painted murals depicting local history, people, places and events. The prototypical O’Charley’s restaurant is a free-standing building ranging in size from approximately 6,400 to 6,800 square feet with seating for approximately 275 customers, including approximately 60 bar seats. We periodically update the interior and exterior of our restaurants to reflect refinements in the concept and respond to changes in customer tastes and preferences.

Ninety Nine Restaurant and Pub

      In January 2003, we acquired Ninety Nine Restaurant and Pub, a Woburn, Massachusetts based casual dining concept that began in 1952 with its initial location at 99 State Street in downtown Boston. Ninety Nine restaurants are casual dining restaurants that we believe have earned a reputation for providing generous portions of high-quality food at moderate prices combined with attentive service. Ninety Nine restaurants are intended to appeal to mainstream casual dining and value oriented customers.

      The Ninety Nine menu features approximately 75 items, including a wide selection of appetizers, soups, salads, sandwiches, burgers, beef, chicken and seafood entrees and desserts. Ninety Nine restaurants offer full bar service, including a wide selection of imported and domestic beers, wine and specialty drinks. Ninety Nine restaurants are open seven days a week and serve lunch and dinner. Lunch entrees range in price from $5.99 to $14.99, with dinner entrees ranging from $6.69 to $14.99. In 2003, the average check per customer, including beverages, was $13.78.

      Ninety Nine restaurants seek to provide a warm and friendly neighborhood pub atmosphere. Signature elements of the prototypical Ninety Nine restaurant include an open view kitchen, booth seating, walls decorated with local community memorabilia and a centrally located rectangular bar. The prototypical Ninety Nine restaurant is a free-standing building of approximately 5,800 square feet in size with seating for approximately 190 customers, including approximately 30 bar seats. Ninety Nine has grown through remodeling traditional and non-traditional restaurant locations as well as through developing new restaurants in the style of its prototype restaurant.

Stoney River Legendary Steaks

      We acquired Stoney River in May 2000. Stoney River restaurants are upscale steakhouses that are intended to appeal to both upscale casual dining and fine dining customers by offering the high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices. Stoney River restaurants have an upscale “mountain lodge” design with a large stone fireplace, plush sofas and rich woods that is intended to make the interior of the restaurant inviting and comfortable. The Stoney River menu features seven offerings of premium Midwestern beef, fresh seafood and a variety of other gourmet entrees. An extensive assortment of freshly prepared salads and side dishes is available a la carte. The menu also includes several specialty appetizers and desserts. Stoney River restaurants offer full bar service, including an extensive selection of wines. The price range of entrees is $16.95 to $31.95. In 2003, the average check per customer, including beverages, was $37.42.

Industry Overview

      According to the National Restaurant Association, a restaurant industry trade association, the U.S. restaurant industry experienced its eleventh consecutive year of real sales growth in 2002, with total 2002 sales projected to have reached approximately $407.8 billion. According to the National Restaurant Association, real sales, defined as sales as adjusted for inflation, for the U.S. restaurant industry as a whole grew by a projected 1.3% in 2002 compared to 2001, and were projected to grow 1.8% in 2003 compared to 2002. The National Restaurant Association has projected sales at full-service restaurants in the U.S. were $146.1 billion in 2002 and projected an increase of 4.8% to $153.2 billion in 2003. According to the National Restaurant Association, sales in the full-service segment of the U.S. restaurant industry are projected to have grown 4.1% in 2002 compared to 2001, outpacing total U.S. restaurant industry projected sales growth of 3.9% over the same period. Technomic, Inc., a consulting and research firm, forecasts sales at U.S. full-service restaurants to grow at a compound annual rate of 5.5% from 2002 through 2007, compared to forecasted compound annual growth rates of 4.5% for the limited-service segment of the U.S. restaurant industry and 5.0% for the total U.S. restaurant industry for the same period. According to Technomic, the varied menu category within the full-service restaurant segment of the U.S. restaurant industry, of which both O’Charley’s and Ninety Nine are a part, is projected to grow at an 8.5% compound annual growth rate from 2002 through 2007, the highest projected compound annual growth rate over that period of all menu categories, as defined by Technomic, of the U.S. restaurant industry.

      Within the consumer food industry, we believe that a shift has occurred from the consumption of “food-at-home” to the purchase of “food-away-from-home” driven by demographic, economic and lifestyle trends that benefit the restaurant industry. According to Technomic, from 1975 through 2002, consumer purchases of “food-at-home” in the U.S. grew at a compound annual rate of 4.8%, while consumer purchases of “food-away-from-home” in the U.S. grew at a compound annual rate of 6.7%. In addition, this data indicates that consumer purchases of “food-away-from-home” grew from approximately 37.2% of total consumer food spending in 1975 to approximately 49.4% in 2002. We believe this growth in purchases of “food-away-from-home” is attributable to, among other things, the rise in the number of women in the workplace and dual-income families, the aging of the U.S. population, and the increased demand for convenience. We believe these trends have contributed to the demand for casual dining.

Our Operating Strategy

      Protect the Distinctive Culture and Operating Principles of Each of Our Concepts. We believe our three restaurant concepts have distinctive cultures and operating principles that have made them successful. In order to preserve those distinctive cultures and principles, we have established separate, experienced management teams for each concept. The members of the senior management team of each concept have an average of at least 20 years in the restaurant industry. We operate our three concepts separately, but each concept is integrated with our home office for certain administrative and support functions, such as management information systems, procurement and other administrative services. We believe that having different management teams for each concept should enable us to successfully operate and expand each of our concepts by focusing on their distinctive strengths, while capitalizing on the operating strengths and efficiencies of a large, multi-concept company.

      Provide an Attractive Price-to-Value Relationship. We believe our O’Charley’s and Ninety Nine restaurants are recognized by consumers for offering an attractive value. In 2003, the average check per customer, including beverages, was $11.60 for O’Charley’s and $13.78 for Ninety Nine. At our O’Charley’s restaurants, we believe our high-quality, freshly prepared food appeals to a broad spectrum of customers from a diverse income base, including mainstream casual dining customers, as well as upscale casual dining and value oriented customers. The generous portions and quality of the food at our Ninety Nine restaurants are intended to appeal to casual dining customers and value oriented customers.

      Pursue Disciplined Growth Strategy. We intend to continue to develop new O’Charley’s restaurants in our target markets, primarily in the Southeast and Midwest, and new Ninety Nine restaurants in the Northeast. Our target markets for the O’Charley’s and Ninety Nine concepts include both metropolitan markets and smaller markets in close proximity to metropolitan markets where we have a significant presence. Our strategy is to cluster our new restaurants to enhance supervisory, marketing and distribution efficiencies. Prior to opening a new restaurant, we use cost, demographic and traffic data to analyze prospective restaurant sites. While we prefer to develop new O’Charley’s restaurants based on our prototype restaurants, we from time to time develop new restaurants in existing buildings. Historically, Ninety Nine has opened a significant number of new restaurants by remodeling existing buildings. Our ability to remodel an existing building into an O’Charley’s or Ninety Nine restaurant can permit greater accessibility to quality sites in more developed markets. During 2002, we opened 24 new O’Charley’s restaurants. We opened 26 new O’Charley’s restaurants, closed two O’Charley’s restaurants, opened ten new Ninety Nine restaurants and closed one Ninety Nine restaurant in 2003.

      Leverage Our Commissary Operations. We operate an approximately 220,000 square foot commissary in Nashville, Tennessee through which we purchase and distribute a substantial majority of the food products and supplies for our O’Charley’s and Stoney River restaurants and manufacture certain O’Charley’s brand food products for our O’Charley’s restaurants and, to a lesser extent, for sale to other customers, including retail grocery chains, mass merchandisers and wholesale clubs. In addition, our Nashville commissary operates a USDA-approved and inspected facility at which we cut beef for our O’Charley’s and Stoney River restaurants and a production facility at which we manufacture the signature yeast rolls and salad dressings served in our O’Charley’s restaurants. We believe our Nashville commissary has sufficient capacity to meet a substantial majority of the distribution needs of our existing and planned O’Charley’s and Stoney River restaurants for the next several years. We also operate a 20,000 square foot commissary and purchasing operation located in Woburn, Massachusetts through which we purchase and distribute a portion of the food products and supplies for our Ninety Nine restaurants, primarily “center of the plate” items including red meat, poultry and seafood. Our Woburn commissary operates a USDA-approved and inspected facility at which we cut beef for our Ninety Nine restaurants and a production facility at which we prepare the soups, sauces and marinades served in our Ninety Nine restaurants. We believe our commissaries enhance restaurant operations by helping to maintain consistent food quality, ensure reliable distribution services to our restaurants, simplify our restaurant managers’ food cost management responsibilities and reduce costs through purchasing volumes and operating efficiencies.

      Provide an Attractive Operating Environment for Our Employees. We believe that a well-trained, highly-motivated restaurant management team is critical to achieving our operating objectives. Our training and compensation systems are designed to create accountability at the restaurant management level for the performance of each restaurant. We invest significant resources to train, motivate and educate our restaurant level managers and hourly employees. To instill a sense of ownership, a portion of the compensation of our restaurant level managers is based upon restaurant operating results. Our focus on restaurant level operations is intended to create a “single store mentality” among our restaurant managers and provide an incentive for managers to improve sales and operating results.

Restaurant Locations

      The following table sets forth the markets in which our O’Charley’s, Ninety Nine and Stoney River restaurants were located at December 28, 2003, including the number of restaurants in each market.

O’Charley’s Restaurants

  Alabama

    Birmingham(6)
    Decatur
    Dothan
    Florence
    Huntsville(2)
    Mobile(4)
    Montgomery(2)
    Opelika
    Oxford
    Tuscaloosa
  Arkansas
    Jonesboro
  Florida
    Destin
    Jacksonville(2)
    Panama City
    Pensacola
  Georgia
    Atlanta(18)
    Augusta
    Canton
    Columbus
    Dalton
    Ft. Oglethorpe
    Gainesville
    Macon(2)
  Illinois
    Champaign
    Marion
    O’Fallon
    Springfield(2)
  Indiana
    Bloomington
    Clarksville
    Corydon
    Evansville(2)
    Fort Wayne(2)
    Indianapolis(10)
    Lafayette
    Richmond
  Kentucky
    Bowling Green
    Cold Spring
    Elizabethtown
    Florence
    Frankfort
    Hopkinsville
    Lexington(4)
    Louisville(5)
    Owensboro
    Paducah
    Richmond
  Louisiana
    Monroe
  Mississippi
    Biloxi(2)
    Hattiesburg
    Jackson
    Meridian
    Olive Branch
    Pearl
    Southhaven
    Tupelo
  Missouri
    Cape Girardeau
    Kansas City(2)
    St. Louis(6)
  North Carolina
    Asheville
    Burlington
    Charlotte(7)
    Fayetteville
    Greensboro
    Greenville
    Hendersonville
    Hickory
    Raleigh(4)
    Wilmington
    Winston-Salem(2)
  Ohio
    Cincinnati(7)
    Cleveland
    Columbus(5)
    Dayton(3)
  South Carolina
    Anderson
    Charleston
    Columbia(3)
    Greenville
    Greenwood
    Rock Hill
    Spartanburg
  Tennessee
    Chattanooga(2)
    Clarksville(2)
    Cleveland
    Cookeville
    Jackson
    Johnson City
    Kingsport
    Knoxville(7)
    Memphis(3)
    Morristown
    Murfreesboro(2)
    Nashville(13)
    Pigeon Forge
  Virginia
    Bristol
    Harrisonburg
    Lynchburg
    Roanoke(2)
    Richmond(5)
  West Virginia
    Charleston

Ninety Nine Restaurants

  Connecticut

    Hartford(8)
  Maine
    Augusta
    Bangor
    Portland(3)
  Massachusetts
    Auburn
    Boston(37)
    Centerville
    Fairhaven
    Fall River
    Falmouth
    Fitchburg
    Mashpee
    North Attleboro
    North Dartmouth
    Pittsfield
    Seekonk
    Springfield(4)
    Tewksbury
    West Yarmouth
    Worcester(2)
  New Hampshire
    Concord
    Hookset
    Keene
    Londonderry
    Manchester
    Nashua
    North Conway
    Portsmouth
    Salem
    Seabrook
    Tilton
    West Lebanon
  New York
    Albany
  Rhode Island
    Cranston
    Newport
    Warwick
  Vermont
    Rutland
    Williston

Stoney River Restaurants

    Atlanta, Georgia(2)

    Chicago, Illinois(2)
    Louisville, Kentucky
    Nashville, Tennessee

Franchising

      We have completed our feasibility study of the potential franchising of the O’Charley’s concept and, based upon the results of this study, are reviewing franchising opportunities. We are seeking to enter into franchising arrangements with restaurant operators for the development of O’Charley’s restaurants in areas that are outside of our current development and growth plans. During December 2003, we entered into an exclusive multi-unit development agreement with Meritage Hospitality Group to develop and operate up to 15 new O’Charley’s restaurants in Michigan. Meritage appointed Roger Zingle, a 25-year veteran of the restaurant industry, as its President and Chief Operating Officer of O’Charley’s Michigan. We intend to enter into additional development agreements to franchise our O’Charley’s restaurant concept in other areas. Franchisees will be required to comply with our specifications as to restaurant space, design and decor, menu items, principal food ingredients, employee training and day-to-day operations.

Service Marks

      The name “O’Charley’s” and its logo, the name “Stoney River Legendary Steaks,” and the Ninety Nine Restaurant and Pub logo are registered service marks with the United States Patent and Trademark Office. We also have other service marks that are registered in the states in which we operate. We are aware of names and marks similar to our service marks used by third parties in certain limited geographical areas. Use of our service marks by third parties may prevent us from licensing the use of our service marks for restaurants in those areas. We intend to protect our service marks by appropriate legal action whenever necessary.

Government Regulation

      We are subject to various federal, state and local laws affecting our business. Our commissaries are licensed and subject to regulation by the USDA. In addition, each of our restaurants is subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage control, health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Most municipalities in which our restaurants are located require local business licenses. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. We are also subject to federal and state environmental regulations, but those regulations have not had a material adverse effect on our operations to date.

      Approximately 12% of restaurant sales in 2003 were attributable to the sale of alcoholic beverages. Each restaurant, where permitted by local law, has appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and in some states or localities to provide service for extended hours and on Sunday. Each restaurant has food service licenses from local health authorities. Similar licenses would be required for each new restaurant. The failure of a restaurant to obtain or retain liquor or food service licenses could adversely affect or, in an extreme case, terminate its operations. We have established standardized procedures for our restaurants designed to assure compliance with applicable codes and regulations.

      We are subject in most states in which we operate restaurants to “dram-shop” statutes or judicial interpretations, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

      The Federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. We design our restaurants to be accessible to the disabled and believe that we are in substantial compliance with all current applicable regulations relating to restaurant accommodations for the disabled.

      The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations.

      Our restaurant operations are also subject to federal and state minimum wage laws and other laws governing matters such as working conditions, citizenship requirements, overtime and tip credits. In the event a proposal is adopted that materially increases the applicable minimum wage, the wage increase would likely result in an increase in payroll and benefits expense.

Employees

      At December 28, 2003, we employed approximately 8,800 full-time and 11,800 part-time employees, including approximately 300 home office management and staff personnel and approximately 150 commissary personnel, with the remainder being restaurant personnel. None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.

Legal Proceedings

      In September 2003, we became aware that customers and employees at one of our O’Charley’s restaurants located in Knoxville, Tennessee were exposed to the Hepatitis A virus, which resulted in a number of our employees and customers becoming infected. We have worked closely with the Knox County Health Department and the Centers for Disease Control and Prevention since we became aware of this incident and have cooperated fully with their directives and recommendations. We are aware of 81 individuals who have contracted the Hepatitis A virus, most of whom have been linked to our Knoxville restaurant during the time of the outbreak. As of the date of this prospectus, we are also aware of 34 lawsuits that have been filed against us, all of which have been filed in the circuit court for Knox County, Tennessee, that allege injuries or fear of injuries from the Hepatitis A incident. A number of these suits seek substantial damages, including treble damages under Tennessee consumer protection laws and punitive damages, and some of which seek to be certified as class actions. One of the lawsuits was filed by an individual who contracted Hepatitis A and died following the filing of his lawsuit. This suit has been amended to seek compensatory damages not to exceed $7.5 million and punitive damages not to exceed $10.0 million alleging wrongful death. Other plaintiffs have alleged significant health concerns, including ailments requiring hospitalization. To date, 24 of the cases have been consolidated for discovery purposes only.

      We are also aware of an outbreak of Hepatitis A linked to numerous independent restaurants and restaurant chains located in Georgia, including two of our O’Charley’s restaurants. We have received the preliminary report of the Georgia Division of Public Health indicating that ten persons who contracted the Hepatitis A virus in Georgia stated that they had eaten at the Centerville, Georgia or the Macon, Georgia O’Charley’s restaurant. Each of the Knox County Health Department, the Georgia Division of Public Health, the Centers for Disease Control and Prevention and the Food and Drug Administration have tentatively associated the recent outbreaks of the Hepatitis A virus affecting a number of restaurants, including O’Charley’s, to eating green onions (scallions).

      While we intend to vigorously defend the litigation that has been filed against us, we are not able to predict the outcome of the litigation that has been filed against us or that may be filed against us in the future relating to the Hepatitis A outbreak or the amounts that we may be required to pay to settle that litigation or to satisfy any adverse judgments that may be rendered against us. We have liability insurance; however, we cannot assure you that our insurance carriers will reimburse us for any loss or liability we suffer in connection with this incident or that our insurance will be sufficient to cover any loss or liability. If we suffer losses or liabilities in excess of our insurance coverage or if our insurance does not cover those losses or liabilities, there could be a material adverse effect on our results of operations and financial condition. See “Risk Factors — Risks Related to Our Business — An outbreak of Hepatitis A affecting customers and employees of a Knoxville, Tennessee O’Charley’s restaurant has adversely affected our customer traffic, negatively impacted our results of operations and resulted in litigation against us, and we may be further impacted by another outbreak of Hepatitis A linked to restaurants in Georgia, including two O’Charley’s restaurants.”

      In addition, we are defendants from time to time in various other legal proceedings arising in the ordinary course of our business, including claims relating to workplace and employment matters, discrimination and similar matters, claims resulting from “slip and fall” accidents and claims from customers and employees alleging illness, injury or other food quality, health or operational concerns. We do not believe that any of the other legal proceedings pending against us will have a material adverse effect on our financial condition. In addition, we may incur or accrue expenses relating to legal proceedings, which may materially adversely affect our results of operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      We summarize below some of the terms of our bank credit facility. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the credit agreement and other documents entered into in connection with the credit facility.

      In connection with the offering of the outstanding notes, we entered into an amendment and restatement of our credit facility with Wachovia Bank, National Association, as Administrative Agent, and the other lenders party thereto. Our credit facility, as amended and restated, provides for a revolving credit facility in a maximum principal amount of $125.0 million. The revolving credit facility is a four year facility and will mature in 2007. Borrowings and other amounts due under the credit facility will be guaranteed by substantially all of our present and future domestic subsidiaries, which will initially be the same subsidiaries that guarantee the notes. All amounts owing under the facility will be secured by 100% of the equity interests we own of each of our existing and future subsidiaries and all of the tangible and intangible assets, other than real property acquired after the date of the credit facility and equipment, of us and substantially all of our subsidiaries. The lenders may, under certain circumstances, also require that we pledge such real estate and equipment as collateral.

      Amounts outstanding under the credit facility bear interest, at our option, at either LIBOR plus a specified margin ranging from 1.25% to 2.25% based on certain financial ratios or the base rate, which is the higher of the lender’s prime rate and the federal funds rate plus 0.5%, plus a specified margin ranging from 0.0% to 1.0% based on certain financial ratios.

      We and each of our restricted subsidiaries, as defined in the credit facility, are subject to certain affirmative and negative covenants contained in the credit facility, including, without limitation, covenants that restrict, subject to specified exceptions:

•	the incurrence of indebtedness and other obligations and the granting of liens;

•	mergers, acquisitions, joint ventures, investments and acquisitions and dispositions of assets;

•	the payment of dividends or making of other distributions on, redemptions or repurchases of capital stock;

•	investments, loans, advances, acquisitions or other restricted payments, including payments with respect to the notes other than regularly scheduled payments of interest and additional interest, if any;

•	repurchases of our capital stock; and

•	engaging in transactions with affiliates.

      In addition, our credit facility requires us to maintain compliance with certain specified financial covenants and ratios, including covenants and ratios relating to our senior secured leverage, maximum adjusted leverage, minimum fixed charge coverage, minimum asset coverage and maximum capital expenditures.

      The credit facility contains events of default, including an event of default resulting from certain change in control events affecting us. The occurrence of any event of default generally entitles the lenders under the credit facility to demand immediate repayment of all borrowings and allows them to realize upon the collateral. See “Risk Factors — Risks Related to the Notes — We may not have the funds necessary to finance the repurchase of the Notes in connection with a Change of Control offer required by the indenture governing the Notes.”

      We recognized a debt extinguishment pre-tax charge of approximately $1.8 million in the fourth fiscal quarter of 2003 as a result of the consummation of the amendment and restatement of our credit facility.

DESCRIPTION OF THE NOTES

      The new notes will be issued under an Indenture (the “Indenture”) among O’Charley’s Inc. (the “Company”), as issuer, the Subsidiary Guarantors and The Bank of New York, as trustee (the “Trustee”). This is the same Indenture pursuant to which we issued the outstanding notes. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the new notes. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

      You can find the definitions of certain terms used in this description in “— Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to O’Charley’s Inc. and not to any of its subsidiaries.

General

The New Notes

      The new notes will mature on November 1, 2013 and will initially be limited in aggregate principal amount to $125.0 million. The Company may issue an unlimited amount of additional notes (the “Additional Notes”) from time to time at later dates subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000.

      Interest on the notes will accrue from November 4, 2003 at the rate of 9% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2004. The Company will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The new notes will be:

•	general unsecured obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Debt of the Company;

•	pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

•	guaranteed by the Subsidiary Guarantors.

The Subsidiary Guarantees

      The new notes will be guaranteed, jointly and severally, by all of the existing and future Domestic Subsidiaries of the Company that guarantee the Company’s obligations under the Credit Facilities or any other Indebtedness of the Company. Each Subsidiary Guarantee of the new notes will be:

•	a general unsecured obligation of the Subsidiary Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of the Company and the Subsidiary Guarantor;

•	pari passu in right of payment with any future senior subordinated Indebtedness of the Subsidiary Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of the Subsidiary Guarantor that is not senior subordinated Indebtedness.

      The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the capital stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions described in “— Repurchase at the Option of Holders — Asset Sales”;

(2)	at such time as such Subsidiary Guarantor no longer Guarantees any other Indebtedness of the Company;

(3)	if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

(4)	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions described in “— Repurchase at the Option of Holders — Asset Sales”; or

(5)	upon Legal Defeasance or Covenant Defeasance of the Notes, as described in “— Legal Defeasance and Covenant Defeasance.”

      As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

      Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of the Company and that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or a prohibited distribution to shareholders under the Tennessee statute described in “Risk Factors — Risk Related to the Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require Noteholders to return payments received from subsidiary guarantors, and other laws may limit payments under the guarantees.”

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and additional interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes or the Subsidiary Guarantees shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders. The Indenture provides that neither the Company nor any of its Subsidiaries may act as Paying Agent or Registrar.

      Any funds provided by the Company or any Subsidiary Guarantor to the Trustee or any Paying Agent for the purpose of making any payments on the Notes or the Subsidiary Guarantees (as the case may be), whether pursuant to the Indenture or the Registration Rights Agreement, must be made by wire transfer to an account maintained by the Trustee or such Paying Agent in the State of New York.

Transfer and Exchange

      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered Holder of a Note will be treated as the owner of it for all purposes.

Subordination

      The payment of principal, interest and premium and additional interest, if any, on (or any other obligations relating to) the Notes will be subordinated to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt of the Company incurred after the date of the Indenture. The notes will rank equally with all the senior subordinated Indebtedness of the Company and rank senior in right of payment to any future subordinated Indebtedness of the Company that is not senior subordinated Indebtedness.

      The holders of Senior Debt of the Company will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt of the Company (including, without limitation, interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to (or any other Obligations relating to) the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company in connection with:

(1)	any liquidation or dissolution of the Company, whether voluntary or involuntary;

(2)	any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary;

(3)	any assignment for the benefit of creditors; or

(4)	any marshaling of the Company’s assets and liabilities.

      The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the administrative agent under the Credit Agreement or a representative of the holders of such Designated Senior Debt (a “nonpayment default”).

      We may not resume payments on the Notes or otherwise acquire the Notes until:

(1)	in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2)	in case of a nonpayment default, the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such nonpayment default has been cured or waived.

      If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when the payment is prohibited by these subordination provisions, the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

      The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt of the Company. In addition, because the subordination provisions of the Indenture require that amounts otherwise payable, or assets distributable, to Holders of the Notes in a bankruptcy or similar proceeding be paid to holders of Senior Debt instead, Holders of the Notes may receive less ratably than other creditors of the Company, including holders of trade payables in any such proceeding.

      Payments under the Subsidiary Guarantee by each Subsidiary Guarantor will be subordinated to the prior payment in full of all Senior Debt of the Company and such Subsidiary Guarantor, including Senior Debt of the Company and such Subsidiary Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of Senior Debt of the Company. See “Risk Factors — Risks Relating to the Notes — Your right to receive payments on the Notes is junior to our existing and future Senior Debt. Further, your right to receive payment under the guarantees of the Notes is junior to all existing and future Senior Debt.”

      “Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

      “Permitted Junior Securities” means:

(1)	Equity Interests in the Company or any Subsidiary Guarantor or any other business entity provided for by a plan of reorganization; or

(2)	debt securities of the Company or any Subsidiary Guarantor or any other business entity provided for by a plan of reorganization, in each case, that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

      “Senior Debt” means:

(1)	all Indebtedness of the Company or any Subsidiary Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of the Company or any Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3)	all other Obligations with respect to the items listed in the preceding clauses (1) and (2).

      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company or any Subsidiary Guarantor;

(2)	any Indebtedness of the Company or any Subsidiary Guarantor to any Subsidiaries or other Affiliates of the Company;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is incurred in violation of the Indenture;

(5)	any Indebtedness of the Company or any Subsidiary Guarantor that, when incurred, was without recourse to the Company or such Subsidiary Guarantor;

(6)	any repurchase, redemption or other obligation in respect of Disqualified Stock or any rights with respect thereto; or

(7)	any Indebtedness owed to any employee of the Company or any of its Subsidiaries.

Optional Redemption

      Except as provided below, the Notes will not be redeemable at the Company’s option prior to November 1, 2008. After November 1, 2008, the Company may redeem all or a part of the Notes, subject to any restriction or other provisions relating thereto contained in any Senior Debt, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage

2008	104.5%
2009	103.0%
2010	101.5%
2011 and thereafter	100.00%

      Notwithstanding the foregoing, at any time prior to November 1, 2006, the Company may redeem up to 35% of the aggregate original principal amount of Notes issued under the Indenture, subject to any restriction or other provisions relating thereto contained in any Senior Debt, at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)	the redemption must occur within 60 days of the date of the closing of such Equity Offering.

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and additional interest, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 90 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to accepting Notes for payment as provided in this “Change of Control” covenant, but in any event within 60 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The agreements governing the Company’s outstanding Designated Senior Debt and certain other outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provide that certain change of control events with respect to the Company, including, without limitation, a Change of Control under the Indenture, would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the holders of such Senior Debt to the purchase of Notes or could attempt to refinance any such Senior Debt that contain such prohibition. If the Company does not obtain such a consent or repay such Senior Debt, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In any of the foregoing circumstances, the subordination provisions in the Indenture would prohibit payments to the Holders of Notes.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value (i) where such value is $5.0 million or less, is determined by the Chief Executive Officer or the Chief Financial Officer or (ii) where such value is greater than $5.0 million, is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors, and, in each case, such determination is set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms pari passu or subordinated to the Notes or any Subsidiary Guarantee and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 60 days of such Asset Sale.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1)	to prepay, repay or purchase Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that if any Net Proceeds received in any Build-to-Suit Sale-Leaseback Transaction or any Expansion Equipment Sale-Leaseback Transaction are used to repay revolving credit Indebtedness, no corresponding reduction in commitments with respect thereto will be required; or

(2)	to purchase Replacement Assets or to make a capital expenditure in or that is used or useful in a Permitted Business or enter into a commitment to do so.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

      The agreements governing the Company’s outstanding Designated Senior Debt and certain other Senior Debt currently prohibit the Company from purchasing any Notes, and also provide that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the holders of its Senior Debt to the purchase of Notes or could attempt to refinance any such Senior Debt that contain such prohibition. If the Company does not obtain such a consent or repay such Senior Debt, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In any of the following circumstances, the subordination provisions in the Indenture would prohibit payments to the Holders of Notes.

Certain Covenants

Restricted Payments

      (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary of the Company) or any direct or indirect parent of the Company held by Persons other than the Company or any Restricted Subsidiary;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee, except (a) a payment of interest or principal at the Stated Maturity thereof or (b) a purchase or other acquisition for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization obligation or principal repayment obligation, in each case, due within one year of the date of such purchase or other acquisition; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (12) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	$5.0 million.

      (B) So long as no Default has occurred and is continuing or would be caused thereby (solely in the case of clause (4), (5), (6), (8) or (11) below), the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company (including the declaration and payment of accrued dividends on any such Equity Interests) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

(3)	the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Subsidiary Guarantor subordinated to the Notes or the Subsidiary Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(6)	the repurchase or redemption of Equity Interests (other than Disqualified Stock) of the Company; provided, however, that the aggregate amount of any such repurchases or redemptions shall not exceed $25.0 million;

(7)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8)	the declaration and payment of dividends on shares of Disqualified Stock of the Company issued in accordance with the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(9)	the making of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company;

(10)	purchases of minority interests in Restricted Subsidiaries;

(11)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests (other than Disqualified Stock) of the Company, in each case, held by any current or former employee, officer, director or consultant of the Company or any Restricted Subsidiary of the Company, pursuant to any management equity subscription agreement, stock option, restricted stock or similar plans or agreements; provided that the aggregate amount paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any calendar year; provided, however, that the Company may carry forward and make in the next succeeding calendar year, in addition to the amount permitted for such calendar year pursuant to this clause (11), the amount of such purchases, acquisitions, redemptions or retirements for value permitted to have been made pursuant to this clause (11) but not made in the immediately preceding calendar year up to a maximum of $1.0 million; and

(12)	Restricted Payments not otherwise permitted in an amount not to exceed $15.0 million.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors, whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment (other than a Restricted Payment described in (B)(6) above), the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed. The Company shall deliver to the Trustee not later than 15 days after the end of each fiscal quarter in which the Company makes any Restricted Payment described in (B)(6) above an Officers’ Certificate stating the total amount of such Restricted Payments described in (B)(6) made during the immediately preceding fiscal quarter and cumulatively since the Issue Date. Each of the above-described Officers’ Certificates shall be accompanied by a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the

Restricted Subsidiaries may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

      So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Subsidiary Guarantor of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum amount that may be drawn thereunder, without regard to any reinstatement) not to exceed $200.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “— Repurchase at the Option of Holders — Asset Sales”;

(2)	Existing Indebtedness;

(3)	the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees;

(4)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations (including, without limitation, pursuant to any Expansion Equipment Sale-Leaseback Transaction), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5)	the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) and (12) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor;

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(c)	Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Subsidiary Guarantor;

(7)	the Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8)	(i) Indebtedness of the Company or any of its Restricted Subsidiaries under agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business or assets, so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition, and (ii) Indebtedness of the Company or any its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to worker’s compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(9)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(10)	the issuance of preferred stock by a Restricted Subsidiary to the Company or other Restricted Subsidiaries;

(11)	Indebtedness of the Company to the extent that the net proceeds thereof are promptly deposited to defease the Notes in accordance with the provisions of “— Legal Defeasance and Covenant Defeasance”; and

(12)	the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $35.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify on the date of its incurrence, and from time to time to reclassify all or a portion of, such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

      Notwithstanding any other provision of this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Senior Subordinated Debt

      The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. No Subsidiary Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders of Secured Indebtedness priority over the other holders of Secured Indebtedness in the collateral held by them.

Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

(1)	the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the Indenture;

(2)	the Indenture, the Notes and the Subsidiary Guarantees;

(3)	applicable law;

(4)	any Person, or the property or assets of such Person, acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements;

(6)	in the case of clause (3) of the first paragraph of this covenant:

(a)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

(c)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(7)	any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; or

(9)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(a)	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

(b)	the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and

(c)	the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes.

Merger, Consolidation or Sale of Assets

      The Company will not, in a single transaction or a series of related transactions, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to another Person or Persons, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)	immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed

Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(4)	each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “Merger, Consolidation or Sale of Assets” covenant, shall have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indenture.

      In addition, the Company will not and will not permit any Restricted Subsidiary to, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary directors fees and reasonable and customary indemnification and similar arrangements;

(3)	Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(4)	any sale of Equity Interests (other than Disqualified Stock) of the Company;

(5)	any transaction with a Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns Equity Interests in or controls such Person;

(6)	any employment agreement or other employee compensation arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(7)	transactions entered into pursuant to any agreement existing on the date of the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3)	such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary;

(4)	the Subsidiary being so designated:

(a)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c)	has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5)	no Default or Event of Default would be in existence following such designation.

      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture.

      The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3)	all Liens of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.

Sale and Lease-back Transactions

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-back Transaction; provided, that the Company or any Restricted Subsidiary may enter into a Sale and Lease-back Transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Lease-back Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	the gross cash proceeds of that Sale and Lease-back Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that Sale and Lease-back Transaction; and

(3)	the transfer of assets in that Sale and Lease-back Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Limitation on Issuance and Sale of Equity Interests of Restricted Subsidiaries

      The Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1)	if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such issuance or sale; and

(2)	the Company or such Restricted Subsidiary complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Limitations on Issuances of Guarantees by Restricted Subsidiaries

      The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company, unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness unless such other Indebtedness is Senior Debt, in which case such Subsidiary Guarantee may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

      A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of Subsidiary Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

Business Activities

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee for forwarding to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

      In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest (including any additional interest) on the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise, including, without limitation, the failure to repurchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer on the date specified for such payment in the applicable offer to purchase) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3)	failure (other than a default described in clause (2) above) by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity thereof; or

(b)	results in the acceleration of such Indebtedness prior to its final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a similar default aggregates $10.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary Guarantor or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute a Significant Subsidiary).

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary Guarantor or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as any Obligations permitted to be incurred under the Indenture pursuant to the Credit Agreement shall be outstanding or the commitments thereunder have not been terminated, that acceleration shall not be effective until the earlier of (1) an acceleration of all Obligations under the Credit Agreement or (2) five business days after receipt by the administrative agent under the Credit Agreement of written notice of the acceleration of the Notes.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or additional interest) if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or additional interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or additional interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default of Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any applicable state bankruptcy, insolvency, reorganization or similar state law affecting creditors and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8)	if the Notes are to be redeemed prior to their stated maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes or a solicitation of consents in respect of Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, waivers obtained in connection with a purchase of, or tender offer or exchange offer for, Notes or a solicitation of consents in respect of Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes;

(7)	release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees;

(9)	after an Asset Sale or Change of Control has occurred, amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders — Change of Control” covenant, including, in each case, amending, changing or modifying any definition relating thereto;

(10)	except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of their rights or obligations under the Indenture;

(11)	amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Subsidiary Guarantee in any manner adverse to the holders of the Notes or any Subsidiary Guarantee; or

(12)	make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may modify, amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to comply with the provision described under “— General — The Subsidiary Guarantees” and “— Certain Covenants — Limitation on Issuances of Guarantees by Restricted Subsidiaries” or to add any Subsidiary of the Company as a Subsidiary Guarantor pursuant to and in the manner provided by the Indenture;

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee; or

(8)	to provide for the issuance of Additional Notes in accordance with the Indenture.

      In addition, the subordination provisions of the Indenture may not be amended, modified or waived unless the holders of Senior Debt consent to such amendment, modification or waiver.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3)	the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      The Indenture provides that the Trustee, any successor trustee and any Paying Agent for the Notes shall at all times have and maintain their respective principal places of business and, in the case of the Trustee and any successor trustee, principal corporate trust offices, in the State of New York.

      If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

      The outstanding notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”) and in offshore transactions in reliance on Regulation S (“Regulation S Notes”). The new notes have been registered under the Securities Act and are freely transferable. Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued upon completion of the exchange offer.

      The new notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants the respective principal amounts of the new notes represented by the Global Notes purchased by the Participants in this exchange offer; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with any transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

      The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $1,000,000;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	(a) the sale or lease of equipment (other than in connection with an Expansion Equipment Sale-Leaseback Transaction), inventory, accounts receivable or other assets in the ordinary course of business and (b) the lease of any excess real property acquired in the ordinary course of business, consistent with past practices, in connection with the opening of a new store;

(5)	the sale or other disposition of Cash Equivalents;

(6)	a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(7)	any transfer of assets by the Company and/or any of its Restricted Subsidiaries effected pursuant to and in accordance with the agreements entered into in respect of the Permitted Sale and Lease-back Transaction;

(8)	any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(9)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(10)	any sale or disposition deemed to occur in connection with creating or granting a Permitted Lien.

      “Attributable Debt” in respect of a Sale and Lease-back Transaction by the Company or a Restricted Subsidiary means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

      “Build-to-Suit Sale-Leaseback Transaction” means, in respect of any real property acquired and improved by the Company or any of its Restricted Subsidiaries (whether before or after the date of the Indenture) solely in connection with a new store opening, any transaction occurring after the Issue Date whereby such real property is sold by and leased back to the Company or such Restricted Subsidiary within a period ending not later than the date that is the earlier of (i) two years after the date such real property was acquired and (ii) 270 days after the date that construction work to improve such real property commenced.

      “Capital Lease” means any lease of any property by the Company or any of the Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on the consolidated balance sheet of the Company and its Subsidiaries.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease.

      “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1)	United States dollars and, to the extent received by the Company or any of its Restricted Subsidiaries in the ordinary course of business, foreign currency;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having a rating of “P-2” or better from Moody’s Investors Service, Inc. or “A-2” or better from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and in each case maturing within six months after the date of acquisition;

(6)	securities issued and fully-guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and having maturities of not more than six months from the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the approval by the holders of the Voting Stock of the Company of a plan relating to the liquidation or dissolution of the Company or, if no such approval is required, the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined above) of 30% or more of the voting power of all classes of Voting Stock of the Company.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges to the extent deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded; and

(5)	the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Agreement” means that certain Amended and Restated Senior Credit Agreement, to be dated as of November 4, 2003, by and among the Company, the guarantor subsidiaries and the lenders named therein and Wachovia Bank, National Association, as Administrative Agent and the Co-Syndication Agents and Co-Documentation Agents named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time by one or more credit facilities.

      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by one or more of such facilities.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

      “Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.

      “Equipment” has the meaning ascribed to it in the UCC.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means an offer and sale of Equity Interests (other than Disqualified Stock) however designated and whether voting or non-voting, and any and all rights or options to acquire such Equity Interests (other than Disqualified Stock).

      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes) in existence on the date of the Indenture, until such amounts are repaid.

      “Expansion Equipment Sale-Leaseback Transaction” means, in respect of any Equipment acquired by the Company or any of its Restricted Subsidiaries (whether before or after the date of the Indenture) solely in connection with a new store opening, any transaction occurring after the Issue Date whereby such Equipment is sold by and leased back under a Capital Lease to the Company or such Restricted Subsidiary within a period ending not later than the date that is 120 days after the date that such new store commences operations.

      “fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates (or, in the case of swaps of fixed-rate to floating-rate Indebtedness, to benefit from decreases in interest rates);

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.

      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)	borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations described in clause (5) below entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(3)	banker’s acceptances;

(4)	Capital Lease Obligations;

(5)	the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable;

(6)	Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates (or, in the case of swaps of fixed-rate to floating-rate Indebtedness, to benefit from decreases in interest rates), commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7)	Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Disqualified Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other arrangements, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

      If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any asset sale outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established or any liabilities associated with the assets disposed of in such transaction, including, without limitation, pension and other post-employment liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, in each case in accordance with GAAP.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means any business conducted or proposed to be conducted (as described in this prospectus) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related, ancillary or complementary thereto.

      “Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	Investments acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates (or, in the case of swaps of fixed-rate to floating-rate Indebtedness, to benefit from decreases in interest rates), commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)	stock, obligations or securities received in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement under the bankruptcy or insolvency of any debtor;

(8)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(9)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(10)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary not to exceed $1.0 million outstanding at any one time for all loans or advances under this clause (10);

(11)	Investments in existence on the date of the Indenture;

(12)	Guarantees issued in accordance with the covenant described above in “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) at that time outstanding, not to exceed $15.0 million; and

(14)	investments in “rabbi trusts” made by the Company or a Restricted Subsidiary in connection with executive deferred compensation arrangements entered into by the Company or such Restricted Subsidiary in the ordinary course of business consistent with past practice.

      “Permitted Liens” means:

(1)	Liens on the assets of the Company and any Restricted Subsidiary securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2)	Liens in favor of the Company or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Liens existing on the date of the Indenture;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(8)	(a) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that do not constitute Indebtedness or securing letters of credit that support such Hedging Obligations and (b) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that do not constitute Indebtedness and that fix, hedge or swap interest-rate risk on the Notes;

(9)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(10)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(11)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(12)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purpose of which such properties are held by the Company or any Restricted Subsidiaries;

(13)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure letters of credit in lieu of our supporting the payment of such bonds or obligations;

(15)	Liens on property or assets used to defease Indebtedness that was not Incurred in violation of the Indenture;

(16)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such banks;

(17)	any interest or title or a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(18)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments; and

(19)	Liens (other than Liens permitted by clauses (1) through (18)) incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations (other than Indebtedness) that do not exceed $5.0 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is pari passu or subordinated in right of payment to, the Notes; and

(5)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Permitted Sale and Lease-back Transaction” means the sale and leaseback transactions to be consummated among the Company, O’Charley’s Restaurant Properties, LLC and CNL Funding 2001-A LP after the Issue Date pursuant to purchase agreements and leases to be entered into effectuating a letter of intent dated September 2, 2003 between the Company and CNL Restaurant Capital, LP, as amended pursuant to a letter agreement dated October 29, 2003, and as such letter of intent may be further amended to provide for additional sale and leaseback transactions, provided that the total number of O’Charley’s restaurant properties to be sold and leased back pursuant to such transactions after the Issue Date shall not exceed 20 and the total gross proceeds derived therefrom shall not exceed $35 million.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary or (3) Investments to the extent permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments” (other than Investments above described in clause (4) of the definition of “Permitted Investments”).

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Sale and Lease-back Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, but excluding the Permitted Sale and

Lease-back Transaction, any Build-to-Suit Sale-Leaseback Transaction and any Expansion Equipment Sale-Leaseback Transaction.

      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s payment obligations under the Notes on a senior subordinated basis.

      “Subsidiary Guarantors” means:

(1)	Air Travel Services, Inc., DFI, Inc., O’Charley’s Finance Company, Inc., O’Charley’s Management Company, Inc., O’Charley’s Restaurant Properties, LLC, O’Charley’s Service Company, Inc., O’Charley’s Sports Bar, Inc., OCI, Inc., OPI, Inc., 99 Commissary, LLC, 99 Restaurants, LLC, 99 Restaurants of Boston, LLC, 99 Restaurants of Massachusetts, a Massachusetts Business Trust, 99 Restaurants of Vermont, LLC, 99 West, Inc., Stoney River Management Company, Inc., Stoney River, LLC and Stoney River Legendary Management, L.P.; and

(2)	any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Subsidiary Guarantees and the Indenture in accordance with the terms of the Indenture.

      “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended, from time to time.

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution of the outstanding notes or the new notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act, or if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes.

      Each broker-dealer registered as such under the Exchange Act that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date or such shorter period as will terminate when all new notes covered by this prospectus have been sold pursuant to this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Overview

      The following is a summary of the material U.S. federal income tax considerations relating to the exchange of the outstanding notes by an initial beneficial owner of the outstanding notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Prospective investors should note that any such change or interpretation with retroactive effect could result in federal income tax consequences different from those discussed below. This summary does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances or to certain categories of investors (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, persons who hold the outstanding notes through partnerships or other pass-through entities, U.S. expatriates, persons who hold the outstanding notes as part of a hedge, conversion, straddle or other risk reduction transaction or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar) that may be subject to special rules. This discussion also does not deal with purchasers of subsequent offerings under the same Indenture or subsequent holders of the outstanding notes. This summary assumes the holders hold the outstanding notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the applicability of U.S. federal gift or estate taxation.

      This summary discusses the federal income tax considerations applicable to the initial owners of the outstanding notes who are beneficial owners of the outstanding notes and who purchased the outstanding notes for cash at their “issue price” as defined in Section 1273 of the Code and the regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the outstanding notes. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with those statements and conclusions. In addition, those statements and conclusions do not preclude the IRS from successfully asserting, or a court from adopting, a contrary position.

      Beneficial owners of outstanding notes considering the exchange of outstanding notes for new notes should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

      As used herein, the term “U.S. Holder” means a beneficial owner of an outstanding note that is:

•	an individual citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income; or

•	a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or a trust in existence on August 20, 1996 that has elected to continue to be treated as a U.S. person.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of outstanding notes, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Both a partnership holding outstanding notes and the partners in that partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in this exchange offer.

      As used herein, the term “Non-U.S. Holder” means a beneficial owner of an outstanding note that is not a U.S. Holder.

      The exchange of the outstanding notes for new notes pursuant to the exchange offer should not constitute a material modification of the terms of the outstanding notes and therefore should not constitute a taxable event for U.S. federal income tax purposes. In that event, the exchange would have no U.S. federal income tax consequences to a U.S. Holder or Non-U.S. Holder, so that the U.S. Holder’s or Non-U.S. Holder’s holding period and adjusted tax basis for an outstanding note would not be affected and thus the U.S. Holder or Non-U.S. Holder will have the same adjusted tax basis and holding period in the new note as it had in the outstanding note immediately before the exchange, and the U.S. Holder or Non-U.S. Holder would continue to take into account income in respect of a new note in the same manner as before the exchange.

      The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each beneficial owner of outstanding notes should consult its tax advisor as to the particular U.S. federal, state, and local tax consequences of participating in the exchange offer, and the foreign tax consequences of participating in the exchange offer, as well as the consequences of any proposed change in applicable laws.

LEGAL MATTERS

      Certain legal matters in connection with the exchange offer will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS

      The consolidated financial statements of O’Charley’s Inc. as of December 28, 2003 and December 29, 2002, and for each of the years in the three-year period ended December 28, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their report refers to a change in accounting for goodwill and other intangible assets in 2002.

      The combined financial statements of Ninety Nine Restaurant and Pub as of and for the years ended June 30, 2002 and June 24, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file reports and other information with the Securities and Exchange Commission. We filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange offer covered by this prospectus. This prospectus does not contain all the information included in the registration statement nor all of the exhibits. Additional information about our company is included in the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission. Information on the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of this Web site is http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

      We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. In this prospectus, we “incorporate by reference” some of the information that we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this prospectus.

      We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Items 9 or 12 of Form 8-K (and the related exhibits), including any filings after the date of this prospectus, until the termination of the exchange offer:

•	Our Annual Report on Form 10-K for the fiscal year ended December 28, 2003;

•	Our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 27, 2003;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2004; and

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2004.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of any document incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at the following address or phone number:

R. Jeffrey Williams,
Corporate Controller,
O’Charley’s Inc.,
3038 Sidco Drive,
Nashville, Tennessee 37204,
(615) 256-8500

      To obtain delivery of any of our documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., Eastern time, on                     , 2004. The exchange offer can be extended by us in our sole discretion. See “The Exchange Offer — Expiration Date.”

PART II

Item 20.     Indemnification of Directors and Officers

      The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

      Article VIII of the Restated Charter of O’Charley’s Inc. and Section 8 of the Charters of each of Air Travel Services, Inc., O’Charley’s Management Company, Inc., O’Charley’s Finance Company, Inc., O’Charley’s Service Company, Inc., and DFI, Inc. (each a “Tennessee Subsidiary”) provide that, to the fullest extent permitted by the TBCA, as amended from time to time, directors shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, and that to the extent permitted by the TBCA, the liability of a director to the corporation or its shareholders shall be further limited or eliminated. The Amended and Restated Bylaws of O’Charley’s Inc. and the Bylaws of each Tennessee Subsidiary provide that the corporation shall indemnify from liability, and advance expenses to, each present or former director or officer of the corporation to the fullest extent allowed under Tennessee law, as now or hereafter in effect.

      O’Charley’s Inc. has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of the corporation and its subsidiaries against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

OCI, Inc. and Stoney River Management Company, Inc.

      Section 145 of the Delaware General Corporation Law, or the DGCL, permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

      Article Fifth of the Certificate of Incorporation of OCI, Inc., a Delaware corporation (“OCI”), states that OCI shall indemnify its directors and officers to the fullest extent permitted by law. Article VIII of the Bylaws of OCI states that any person made a party or threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of OCI or is or was serving at the request of OCI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by OCI to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered in connection therewith, except that, with respect to proceedings to enforce rights to indemnification, a person shall be indemnified only if the proceeding was authorized by OCI’s board of directors. The Bylaws of OCI further state that the right to indemnification includes the right to advancement of expenses incurred in defending a proceeding prior to the final disposition of the proceeding, provided that, if the DGCL so requires, such an advancement will be made only upon delivery by the indemnitee to OCI of an undertaking to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to the indemnification for expenses. Article Ten of the Certificate of Incorporation and Article VII, Section 7 of the Bylaws of Stoney River Management Company, Inc., a Delaware corporation, state that Stoney River Management Company, Inc. shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

OPI, Inc.

      Article 109 of the Colorado Business Corporation Act, or CBCA, provides that a corporation may indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of a corporation, or at the request of the corporation, is a director, officer, employee or other agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability, and loss reasonably incurred by any such person in connection therewith. Section 9 of the Articles of Incorporation of OPI, Inc., a Colorado corporation (“OPI”), provides that, to the fullest extent permitted by the CBCA, a director of OPI shall not be liable to OPI or its shareholders for monetary damages for breach of fiduciary duty as a director, and the personal liability of directors of OPI is further eliminated or limited to the fullest extent permitted by the CBCA. In addition, Section 5.6 of the Bylaws of OPI provide that OPI shall indemnify and advance expenses to each director and officer of OPI, or any person who may have served at the request of OPI’s board of directors or chief executive officer as a director or officer of another corporation, and any such person’s heirs, executors and administrators, to the full extent allowed by the laws of the State of Colorado, and that OPI may indemnify and advance expenses to any employee or agent of OPI who is not a director or officer, and such person’s heirs, executors and administrators, to the same extent as a director or officer if the board of directors determines that to do so is in the best interests of OPI.

O’Charley’s Sports Bar, Inc.

      Under Sections 10-2B-8.51 and 10-2B-8.56 of the Alabama Business Corporation Act, or ABCA, a corporation may indemnify, under certain circumstances, any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; provided, that the person acted in good faith and, with respect to any civil action or proceeding, in a manner he or she reasonably believed to be, in the case of conduct in his or her official capacity with the corporation, in its best interests, and, in all other cases, in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Accordingly, Article XI of the Bylaws of O’Charley’s Sports Bar, Inc., an Alabama corporation (“O’Charley’s Sports Bar”), provides that O’Charley’s Sports Bar shall indemnify to the fullest extent permitted by the ABCA any person who has been made, or is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of O’Charley’s Sports Bar) by reason of the fact that the person is or was a director or officer of O’Charley’s Sports Bar, or a fiduciary within the meaning of ERISA with respect to an employee benefit plan, or serves at the request of O’Charley’s Sports Bar as a director or an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

99 West, Inc.

      As permitted by the Massachusetts Business Corporation Law, or MBCL, the Articles of Organization of 99 West, Inc., a Massachusetts corporation (“99 West”), state that each director or officer, present or former, of 99 West, or of any other corporation a majority of the stock of which is owned by 99 West, must be indemnified by 99 West against all costs and expenses (including the cost of reasonable settlements made with a view to curtailing costs of litigation, other than amounts paid to 99 West itself) reasonably incurred by or imposed upon him or her as a result of him or her having been a director or officer of 99 West. However, the MBCL provides that a director remains potentially liable for monetary damages for (i) any breach of the director’s duty of loyalty to a company or its stockholders; (ii) any acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) an improper payment of a dividend, improper repurchase of a company’s stock, or certain loans to directors and officers of a company in violation of Sections 61 or 62 of MBCL; or (iv) any transaction from which a director derives an improper benefit. Accordingly, the Articles of Organization further provide that 99 West cannot indemnify any director or officer with respect to matters as to which he or she is finally adjudged not to have acted in good faith in the reasonable belief that his or her action was in the best interest of 99 West, or in respect of any matter on which any settlement or compromise is effected if the total expense substantially exceeds the expense which might reasonably be incurred by the director or officer in conducting the litigation to a final conclusion.

O’Charley’s Restaurant Properties, LLC, Stoney River, LLC, 99 Restaurants, LLC, 99 Commissary, LLC and 99 Restaurants of Boston, LLC

      Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions set forth in the limited liability company agreement. Accordingly, the Operating Agreement of each of O’Charley’s Restaurants Properties, LLC, Stoney River, LLC, 99 Restaurants, LLC, 99 Commissary, LLC and 99 Restaurants of Boston, LLC, each a Delaware limited liability company (each a “Delaware LLC” and together, the “Delaware LLCs”), provides that the Delaware LLC shall indemnify and, upon request, may advance expenses to any member, manager, employee or agent of the Delaware LLC, or any person who is serving at the request of the Delaware LLC in any such capacity with another entity, to the extent, consistent with public policy, permitted by applicable law. Each Delaware LLC’s Operating Agreement further provides that the Delaware LLC may purchase and maintain insurance on behalf of an individual who is or was a manager, employee, independent contractor or agent of the Delaware LLC or who, while a manager, employee, independent contractor, or agent of the Delaware LLC, is or was serving at the request of the Delaware LLC as a manager, employee, independent contractor, agent, partner or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such an individual in that capacity or arising from that individual’s status as a manager, employee, independent contractor or agent of the Delaware LLC, regardless of whether the Delaware LLC would have the power to indemnify the individual against the liability.

99 Restaurants of Vermont, LLC

      Section 3062 of Title 11, Chapter 21 of the Vermont Statutes Annotated provides that a limited liability company may indemnify a person made a party to a proceeding because he or she is or was a manager, member, employee or agent of the limited liability company against liability incurred in the proceeding if the person conducted himself or herself in good faith; the person reasonably believed that, in the case of conduct in his or her official capacity with the limited liability company, the conduct was in the company’s best interests and, in all other cases, the conduct was not opposed to the company’s best interests; and in the case of a proceeding brought by a governmental entity, the person had no reasonable cause to believe that his or her conduct was unlawful and it is not finally determined that the person engaged in a reckless or intentional unlawful act. However, a limited liability company may not indemnify a person in connection with a proceeding by or in the right of the company in which the person was adjudged liable to the company or in connection with any other proceeding charging improper personal benefit to the person in which he or she is adjudged liable. Indemnification in connection with a proceeding by or in the right of the limited liability company is limited to reasonable expenses incurred in connection with the proceeding.

      Accordingly, Article XVI of the Operating Agreement of 99 Restaurants of Vermont, LLC, a Vermont limited liability company (“99 Restaurants of Vermont”), provides that 99 Restaurants of Vermont will, subject to certain requirements, indemnify a person made or threatened to be made a party to a proceeding by reason of his or her former or present official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorney fees and disbursements, incurred by the person in connection with the proceeding so long as he or she has not been indemnified by another organization, acted in good faith, received no improper personal benefit, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In addition, the Operating Agreement provides that a person who is made or threatened to be made a party to a proceeding is entitled, upon written request to 99 Restaurants of Vermont, to payment or reimbursement by 99 Restaurants of Vermont upon written affirmation that the criteria for indemnification have been satisfied and a written undertaking to repay all amounts paid by 99 Restaurants of Vermont if it is ultimately determined that those criteria were not satisfied, and a determination that the facts then known would not preclude indemnification.

99 Restaurants of Massachusetts — A Massachusetts Business Trust

      Section 6.4 of the Declaration of Trust of 99 Restaurants of Massachusetts — A Massachusetts Business Trust (“99 Restaurants of Massachusetts”) states that any person who is made a party to an action, suit or proceeding, or against whom a claim or liability is asserted by reason of the fact that he or she or his or her testator or intestate was or is a trustee, officer, employee or agent of 99 Restaurants of Massachusetts, or served or serves at the request of 99 Restaurant of Massachusetts as a director, officer, employee or agent of another organization, will be indemnified and held harmless against all judgments, fines, amounts paid (in settlement or otherwise) and reasonable expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense of the action, suit, proceeding, claim or alleged liability. However, Section 6.4 further provides that no person shall be entitled to indemnification or reimbursement for any claim, obligation or liability which is adjudicated to have arisen out of or be based upon such person’s willful misfeasance, bad faith or gross negligence. Any person seeking indemnification must give prompt notice thereof, execute all such documents and take all such action to permit 99 Restaurants of Massachusetts to conduct the defense or settlement of the action, suit or proceeding. Any indemnification under Section 6.4 will be made only out of property of 99 Restaurants of Massachusetts.

Stoney River Legendary Management, L.P.

      Section 108 of the Georgia Revised Uniform Limited Partnership Act provides that, subject to limitations set forth in its partnership agreement, a limited partnership may indemnify and hold harmless any partner or other person from and against any and all claims and demands, unless those claims and demands arise from the person’s intentional misconduct or knowing violation of law or from a transaction for which the person received a personal benefit in violation or breach of the partnership agreement. Accordingly, the Limited Partnership Agreement of Stoney River Legendary Management, L.P., a Georgia limited partnership (“Stoney River Legendary Management”), provides that Stoney River Legendary Management must indemnify its general partner against expenses, including reasonable attorneys’ fees, actually and reasonably incurred by the general partner in connection with any claim relating to the general partner’s acting or failing to act in such capacity, except for any act or omission involving intentional misconduct or a knowing violation of law or any transaction for which the general partner received a personal benefit in violation or breach of any provision of the Limited Partnership Agreement.

Item 21.     Exhibits

Exhibit No.	Description

3.1	Restated Charter of O’Charley’s Inc. (restated electronically for SEC filing purposes only)(1)
3.2	Amended and Restated Bylaws of O’Charley’s Inc.(2)
3.3	Charter of Air Travel Services, Inc.*
3.4	Amendment to Charter of Air Travel Services, Inc.*
3.5	Bylaws of Air Travel Services, Inc.*
3.6	Charter of DFI, Inc.*
3.7	Bylaws of DFI, Inc.*
3.8	Charter of O’Charley’s Finance Company, Inc.*
3.9	Bylaws of O’Charley’s Finance Company, Inc.*
3.10	Charter of O’Charley’s Management Company, Inc.*
3.11	Bylaws of O’Charley’s Management Company, Inc.*
3.12	Certificate of Formation of O’Charley’s Restaurant Properties, LLC*
3.13	Operating Agreement of O’Charley’s Restaurant Properties, LLC*
3.14	Charter of O’Charley’s Service Company, Inc.*
3.15	Bylaws of O’Charley’s Service Company, Inc.*
3.16	Articles of Incorporation of O’Charley’s Sports Bar, Inc.*
3.17	Bylaws of O’Charley’s Sports Bar, Inc.*
3.18	Certificate of Incorporation of OCI, Inc.*
3.19	Bylaws of OCI, Inc.*
3.20	Articles of Incorporation of OPI, Inc.*
3.21	Bylaws of OPI, Inc.*
3.22	Certificate of Formation of 99 Commissary, LLC*
3.23	Operating Agreement of 99 Commissary, LLC*
3.24	Certificate of Formation of 99 Restaurants, LLC*

Exhibit No.	Description

3.25	Operating Agreement of 99 Restaurants, LLC*
3.26	Certificate of Formation of 99 Restaurants of Boston, LLC*
3.27	Operating Agreement of 99 Restaurants of Boston, LLC*
3.28	Declaration of Trust of 99 Restaurants of Massachusetts, A Massachusetts Business Trust*
3.29	By-laws of 99 Restaurants of Massachusetts, A Massachusetts Business Trust*
3.30	Articles of Organization of 99 Restaurants of Vermont, LLC*
3.31	Operating Agreement of 99 Restaurants of Vermont, LLC*
3.32	Articles of Organization of 99 West, Inc.*
3.33	Articles of Merger of 99 West, Inc. and Volunteer Acquisition Corporation*
3.34	Bylaws of 99 West, Inc.*
3.35	Certificate of Incorporation of Stoney River Management Company, Inc.*
3.36	Bylaws of Stoney River Management Company, Inc.*
3.37	Certificate of Formation of Stoney River, LLC*
3.38	Operating Agreement of Stoney River, LLC*
3.39	Certificate of Limited Partnership of Stoney River Legendary Management, L.P.*
3.40	Amendment to Certificate of Limited Partnership of Stoney River Legendary Management, L.P.*
3.41	Agreement of Limited Partnership of Stoney River Legendary Management, L.P.*
4.1	Registration Rights Agreement, dated as of November 4, 2003, by and among O’Charley’s Inc., various direct and indirect subsidiaries of O’Charley’s Inc., Wachovia Capital Markets, LLC and Morgan Joseph & Co. Inc.(3)
4.2	Indenture, dated as of November 4, 2003, by and among O’Charley’s Inc., various direct and indirect subsidiaries of O’Charley’s Inc. and The Bank of New York (including Form of 144A Global Note and Form of Regulation S Temporary Global Note).(3)
4.3	Form of 9% Senior Subordinated Exchange Note due 2013*
5	Opinion of Bass, Berry & Sims PLC*
10.1	Form of Lease Agreement by and between CNL Funding 2001-A, LP, as landlord, and O’Charley’s Inc., as tenant. In accordance with Rule 12b-31 under the Exchange Act, copies of other lease agreements, which are substantially identical to Exhibit 10.1 in all material respects, except as to the landlord, the tenant, the property involved and the rent due thereunder, are omitted.*
12	Statement regarding computation of ratios
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24	Power of Attorney*
25	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee*
99.1	Letter of Transmittal*
99.2	Form of Letter to Clients*
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants*
99.4	Form of Notice of Guaranteed Delivery*

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2000.

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 22, 2001.

(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 5, 2003.

*	previously filed.

Item 22.     Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on the 26th day of April, 2004.

O’CHARLEY’S INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	Chairman of the Board and Chief

Executive Officer

AIR TRAVEL SERVICES, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

DFI, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

O’CHARLEY’S FINANCE COMPANY, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

O’CHARLEY’S MANAGEMENT COMPANY, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

O’CHARLEY’S RESTAURANT PROPERTIES, LLC

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	Chief Manager

O’CHARLEY’S SERVICE COMPANY, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

O’CHARLEY’S SPORTS BAR, INC.

By:	/s/ A. CHAD FITZHUGH

Name: A. Chad Fitzhugh

Title:	President

OCI, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

OPI, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

99 COMMISSARY, LLC

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	Chief Manager and President

99 RESTAURANTS, LLC

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	Chief Manager and President

99 RESTAURANTS OF BOSTON, LLC

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	Chief Manager and President

99 RESTAURANTS OF MASSACHUSETTS,
A MASSACHUSETTS BUSINESS TRUST

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

99 RESTAURANTS OF VERMONT, LLC

By: 99 WEST, INC., ITS SOLE MEMBER

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

99 WEST, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

STONEY RIVER MANAGEMENT COMPANY, INC.

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	President

STONEY RIVER, LLC

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	Chief Manager and President

STONEY RIVER LEGENDARY MANAGEMENT, L.P.

By: Stoney River, LLC, its General Partner

By:	/s/ GREGORY L. BURNS

Name: Gregory L. Burns

Title:	Chief Manager and President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GREGORY L. BURNS Gregory L. Burns	Chairman of the Board and Chief Executive Officer of O’Charley’s Inc. (Principal Executive Officer)	April 26, 2004

/s/ STEVEN J. HISLOP Steven J. Hislop	President, Chief Operating Officer and Director of O’Charley’s Inc.	April 26, 2004

/s/ A. CHAD FITZHUGH A. Chad Fitzhugh	Chief Financial Officer, Secretary and Treasurer of O’Charley’s Inc. (Principal Financial and Accounting Officer)	April 26, 2004

* John W. Stokes, Jr.	Director of O’Charley’s Inc.	April 26, 2004

* Richard Reiss, Jr.	Director of O’Charley’s Inc.	April 26, 2004

* G. Nicholas Spiva	Director of O’Charley’s Inc.	April 26, 2004

Signature		Title	Date

* H. Steve Tidwell		Director of O’Charley’s Inc.	April 26, 2004

* Samuel H. Howard		Director of O’Charley’s Inc.	April 26, 2004

* Shirley A. Zeitlin		Director of O’Charley’s Inc.	April 26, 2004

Dale W. Polley		Director of O’Charley’s Inc.

* Robert J. Walker		Director of O’Charley’s Inc.	April 26, 2004

/s/ GREGORY L. BURNS Gregory L. Burns		Director of Air Travel Services, Inc., DFI, Inc., O’Charley’s Finance Company, Inc., O’Charley’s Management Company, Inc., O’Charley’s Service Company, Inc., OCI, Inc., OPI, Inc., 99 West, Inc. and Stoney River Management Company, Inc. and Trustee of 99 Restaurants of Massachusetts, a Massachusetts Business Trust	April 26, 2004

/s/ A. CHAD FITZHUGH A. Chad Fitzhugh		Director of Air Travel Services, Inc., DFI, Inc., O’Charley’s Finance Company, Inc., O’Charley’s Management Company, Inc., O’Charley’s Service Company, Inc., O’Charley’s Sports Bar, Inc., OCI, Inc., OPI, Inc., 99 West, Inc. and Stoney River Management Company, Inc. and Trustee of 99 Restaurants of Massachusetts, a Massachusetts Business Trust	April 26, 2004

* Victoria L. Garrett		Director of OCI, Inc.	April 26, 2004

/s/ STEVEN J. HISLOP Steven J. Hislop		Director of 99 West, Inc.	April 26, 2004

* Charles F. Doe, Jr.		Trustee of 99 Restaurants of Massachusetts, a Massachusetts Business Trust	April 26, 2004

*By:	/s/ A. CHAD FITZHUGH A. Chad Fitzhugh Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Charter of O’Charley’s Inc. (restated electronically for SEC filing purposes only)(1)
3.2	Amended and Restated Bylaws of O’Charley’s Inc.(2)
3.3	Charter of Air Travel Services, Inc.*
3.4	Amendment to Charter of Air Travel Services, Inc.*
3.5	Bylaws of Air Travel Services, Inc.*
3.6	Charter of DFI, Inc.*
3.7	Bylaws of DFI, Inc.*
3.8	Charter of O’Charley’s Finance Company, Inc.*
3.9	Bylaws of O’Charley’s Finance Company, Inc.*
3.10	Charter of O’Charley’s Management Company, Inc.*
3.11	Bylaws of O’Charley’s Management Company, Inc.*
3.12	Certificate of Formation of O’Charley’s Restaurant Properties, LLC*
3.13	Operating Agreement of O’Charley’s Restaurant Properties, LLC*
3.14	Charter of O’Charley’s Service Company, Inc.*
3.15	Bylaws of O’Charley’s Service Company, Inc.*
3.16	Articles of Incorporation of O’Charley’s Sports Bar, Inc.*
3.17	Bylaws of O’Charley’s Sports Bar, Inc.*
3.18	Certificate of Incorporation of OCI, Inc.*
3.19	Bylaws of OCI, Inc.*
3.20	Articles of Incorporation of OPI, Inc.*
3.21	Bylaws of OPI, Inc.*
3.22	Certificate of Formation of 99 Commissary, LLC*
3.23	Operating Agreement of 99 Commissary, LLC*
3.24	Certificate of Formation of 99 Restaurants, LLC*
3.25	Operating Agreement of 99 Restaurants, LLC*
3.26	Certificate of Formation of 99 Restaurants of Boston, LLC*
3.27	Operating Agreement of 99 Restaurants of Boston, LLC*
3.28	Declaration of Trust of 99 Restaurants of Massachusetts, A Massachusetts Business Trust*
3.29	By-laws of 99 Restaurants of Massachusetts, A Massachusetts Business Trust*
3.30	Articles of Organization of 99 Restaurants of Vermont, LLC*
3.31	Operating Agreement of 99 Restaurants of Vermont, LLC*
3.32	Articles of Organization of 99 West, Inc.*
3.33	Articles of Merger of 99 West, Inc. and Volunteer Acquisition Corporation*
3.34	Bylaws of 99 West, Inc.*
3.35	Certificate of Incorporation of Stoney River Management Company, Inc.*
3.36	Bylaws of Stoney River Management Company, Inc.*
3.37	Certificate of Formation of Stoney River, LLC*
3.38	Operating Agreement of Stoney River, LLC*
3.39	Certificate of Limited Partnership of Stoney River Legendary Management, L.P.*
3.40	Amendment to Certificate of Limited Partnership of Stoney River Legendary Management, L.P.*
3.41	Agreement of Limited Partnership of Stoney River Legendary Management, L.P.*
4.1	Registration Rights Agreement, dated as of November 4, 2003, by and among O’Charley’s Inc., various direct and indirect subsidiaries of O’Charley’s Inc., Wachovia Capital Markets, LLC and Morgan Joseph & Co. Inc.(3)

Exhibit No.	Description

4.2	Indenture, dated as of November 4, 2003, by and among O’Charley’s Inc., various direct and indirect subsidiaries of O’Charley’s Inc. and The Bank of New York (including Form of 144A Global Note and Form of Regulation S Temporary Global Note).(3)
4.3	Form of 9% Senior Subordinated Exchange Note due 2013*
5	Opinion of Bass, Berry & Sims PLC*
10.1	Form of Lease Agreement by and between CNL Funding 2001-A, LP, as landlord, and O’Charley’s Inc., as tenant. In accordance with Rule 12b-31 under the Exchange Act, copies of other lease agreements, which are substantially identical to Exhibit 10.1 in all material respects, except as to the landlord, the tenant, the property involved and the rent due thereunder, are omitted.*
12	Statement regarding computation of ratios
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24	Power of Attorney*
25	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee*
99.1	Letter of Transmittal*
99.2	Form of Letter to Clients*
99.3	Form of Letter to Registered Holders and Depository Trust Company Participants*
99.4	Form of Notice of Guaranteed Delivery*

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2000.

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 22, 2001.

(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 5, 2003.

      * previously filed.